Exhibit 10.1

EXECUTION VERSION

LOAN FINANCING AND SERVICING AGREEMENT

dated as of December 14, 2018

ORCC FINANCING III LLC
as Borrower,

OWL ROCK CAPITAL CORPORATION,

as Equityholder,

OWL ROCK CAPITAL CORPORATION,
as Services Provider,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

STATE STREET BANK AND TRUST COMPANY,
as Collateral Agent,

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Collateral Custodian

i

v

EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Advance Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Asset Approval Request
EXHIBIT C-4	Form of Prepayment Notice
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Joinder Agreement
EXHIBIT F-1	Authorized Representatives of Services Provider
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Schedule of Collateral Obligations Certification

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	Moody’s Industry Classification Group List
SCHEDULE 3	Collateral Obligations
SCHEDULE 4	Approved Valuation Firms

ANNEX A	Notice Information
ANNEX B	Commitments

x

LOAN FINANCING AND SERVICING AGREEMENT

THIS LOAN FINANCING AND SERVICING AGREEMENT is made and entered into as of December 14, 2018, among ORCC FINANCING III LLC, a Delaware limited liability company (the “Borrower”), OWL ROCK CAPITAL CORPORATION, a Maryland corporation, as equityholder (in such capacity, together with its successors and permitted assigns in such capacity, the “Equityholder”), the SERVICES PROVIDER (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for each LENDER GROUP (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), STATE STREET BANK AND TRUST COMPANY, as Collateral Agent, and CORTLAND CAPITAL MARKET SERVICES LLC, as Collateral Custodian (each as hereinafter defined), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Facility Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Services Provider to perform certain servicing functions related to the Collateral Obligations (as defined herein) on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Services Provider desires to perform certain servicing functions related to the Collateral Obligations on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Account Control Agreement, dated as of the Effective Date, by and among the Borrower, as pledgor, the Collateral Agent on behalf of the

Secured Parties, as secured party, and State Street Bank and Trust Company, as Securities Intermediary and depository bank.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) through and including the day preceding such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Advance” has the meaning set forth in Section 2.1(a).

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” means, with respect to any Eligible Collateral Obligation on any date of determination, the corresponding percentage for the type of Eligible Collateral Obligation (such type, other than in the case of a Specified First Lien Loan, to be determined by the Facility Agent in its sole discretion as of the related Cut-Off Date) (a) that is a First Lien Loan, 75%, (b) that is a FILO Loan and the attaching Leverage Multiple (x) exceeds 2.0x and is equal to or less than 2.5x, 50%, (y) exceeds 1.5x and is equal to or less than 2.0x, 55% and (z) is equal to or less than 1.5x, 60%, or (c) that is a Second Lien Loan, 40%.

“Advance Request” has the meaning set forth in Section 2.2(a).

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan).  For the purposes of this definition, “Control” shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Funded Spread” means, as of any date of determination, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over a London interbank offered rate based index, (i) the stated interest rate spread on each such Collateral

Obligation above such index multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation, plus (b) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over an index other than a London interbank offered rate based index, (A) the excess for each such Collateral Obligation of the sum of such spread for each such Collateral Obligation and such index for each such Collateral Obligation over the LIBOR Rate for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (B) the Collateral Obligation Amount of each such Collateral Obligation plus (c) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation, (x) the interest rate for such Collateral Obligation minus the then-applicable LIBOR Rate of a period of three months multiplied by (y) the Collateral Obligation Amount of each such Collateral Obligation.

“Aggregate Notional Amount” shall mean, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Unfunded Amount” shall mean, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Revolving Loan and Delayed Drawdown Loan included in the Collateral as of such date.  The Aggregate Unfunded Amount shall not include any commitments under any Revolving Loan or Delayed Drawdown Loan that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Facility Agent) with each documented reduction in commitments of the Borrower under such Revolving Loan or Delayed Drawdown Loan.

“Aggregate Unfunded Equity Amount” means, as of any date of determination, the sum of the Unfunded Exposure Equity Amounts of each Revolving Loan and Delayed Drawdown Loan included in the Collateral as of such date.

“Agreement” means this Loan Financing and Servicing Agreement (including each annex, exhibit and schedule hereto), as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)                                 the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate;

(b)                                 ½ of one percent above the Federal Funds Rate; and

(c)                                  0.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period and any amounts paid into the Collection Account during the related Collection Period under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations), plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related Collection Period.

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.32(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.30(b).

“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, other applicable anti-bribery and corruption legislation, and Section 326 of the USA Patriot Act.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) during the Revolving Period and prior to the occurrence of any Facility Termination Event, 2.20% per annum, (ii) on and after the end of the Revolving Period and prior to the occurrence of any Facility Termination Event, the Applicable Margin shall be increased by 0.15% per annum and (iii) after the occurrence of any Facility Termination Event, the Applicable Margin shall be increased by 2.00% per annum.

“Appraised Value” means, with respect to any Asset Based Loan, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approved Valuation Firm” means, with respect to (i) any Collateral Obligation, any valuation firm either (a) specified on the related Asset Approval Request or Reinvestment Request and approved by the Facility Agent and the Borrower or (b) otherwise approved in writing by the Facility Agent in its reasonable discretion or (ii) any calculation of the Discount Factor, each valuation firm listed on Schedule 4 attached hereto, as such schedule may be updated from time to time with the prior consent of the Facility Agent; provided that no valuation firm may be used as an Approved Valuation Firm for purposes of calculation of the Discount Factor if it is utilized by the Services Provider or any of its Affiliates on a regular basis to determine valuations with respect to the Equityholder or any other entity that is managed by the Equityholder, the Services Provider or any of their respective Affiliates thereof.

“Asset Approval Request” means a notice in the form of Exhibit C-3 which requests the approval of the Facility Agent, in its sole discretion, of any Collateral Obligation (and the applicable Discount Factor, the related Original Leverage Multiple, the Original Effective LTV and each other item listed in Section 6.2(h)) and shall include (among other things):

(a)                                 the proposed date of each related acquisition;

(b)                                 the Services Provider’s internal risk rating for each such Collateral Obligation;

(c)                                  the Original Leverage Multiple (including the attaching Leverage Multiple) and Original Effective LTV and attaching Original Effective LTV (if such Collateral Obligation is an Asset Based Loan) for each such Collateral Obligation, measured as of the date of such notice;

(d)                                 each requested other non-cash charge to be included in EBITDA (if any);

(e)                                  a list, for each such Second Lien Loan, of any Liens permitted under the applicable Underlying Instruments that are permitted to (i) secure borrowed money in excess of $500,000, whether individually or in the aggregate and (ii) rank in priority senior to or pari passu with such Second Lien Loan;

(f)                                   a related Schedule of Collateral Obligations;

(g)                                  all Obligor Information; and

(h)                                 the type of Loan.

“Asset Based Loan” means any Loan which the Services Provider identifies on the related Asset Approval Request that (i) was underwritten primarily on the appraised value of the assets securing such Loan and (ii) is governed by a borrowing base.

“Assigned Participation Interest” means a Participation Interest in a loan acquired under any Sale Agreement.

“Available Funds” has the meaning set forth in Section 17.12.

“Average Life” means, as of any day and with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such day to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation multiplied by (b) the respective amounts of principal of such Scheduled Collateral Obligation Payments by (ii) the sum of all successive Scheduled Collateral Obligation Payments of principal on such Collateral Obligation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Rate” for any Advance means a rate per annum equal to the LIBOR Rate for such Advance or portion thereof; provided, that in the case of

(a)                                 any day on or after the first day on which a Committed Lender shall have notified the Facility Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Advance at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Facility Agent that such circumstances no longer exist), or

(b)                                 any period in the event the LIBOR Rate is not reasonably available to any Lender for such period,

the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.

“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements:  (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified.  Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, or (c) any entity whose underlying assets include “plan assets” (within the meaning of the DOL Regulations).

“Borrower” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).

“Borrowing Base” means, as of any date of determination, (i) the product of (a) the lower of (I) the Weighted Average Advance Rate and (II) the Maximum Portfolio Advance Rate multiplied by (b) the Adjusted Aggregate Eligible Collateral Obligation Balance plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account minus (iii) the Aggregate Unfunded Equity Amount, if any, plus (iv) the amount on deposit in the Unfunded Exposure Account.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the offices of the Collateral Agent or Collateral Custodian are located are authorized or obligated by law, executive order or government decree to remain closed; provided that, when used in connection with the LIBOR Rate, the term “Business Day” shall also exclude any day on which dealings in deposits in Dollars are not carried out in the London interbank market.  All references to any “day” or any particular day of any “calendar month” shall mean a calendar day unless otherwise specified.

“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses and the Collateral Custodian Fees and Expenses, in an aggregate amount not to exceed $150,000 in any calendar year.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.

“Change of Control” means the occurrence and continuation of (a) other than pursuant to an Equityholder Credit Event Cure, the Equityholder’s failure to be the sole equityholder of the Borrower (free and clear of any liens), (b) Owl Rock Capital Holdings LLC or its successor in interest shall (i) cease to own directly or indirectly at least a majority of the outstanding equity interests of the Services Provider Advisor or (ii) fail to Control the Services Provider Advisor or (c) Owl Rock Capital Partners shall cease to own directly or indirectly at least a majority of the outstanding equity interests of Owl Rock Capital Holdings LLC or its successor in interest.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 12.1.

“Collateral Agent” means State Street Bank and Trust Company, solely in its capacity as collateral agent hereunder, together with its successors and permitted assigns in such capacity.

“Collateral Agent Fee Letter” means that certain letter agreement between the Collateral Agent and the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent.

“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Custodian” means Cortland Capital Market Services LLC, solely in its capacity as collateral custodian hereunder, together with its successors and permitted assigns in such capacity.

“Collateral Custodian Fee Letter” means the Fee Letter, dated as of December 14, 2018 between the Collateral Custodian and the Borrower, as such letter may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Collateral Custodian Fees and Expenses” has the meaning set forth in Section 18.10.

“Collateral Database” has the meaning set forth in Section 11.3(a)(i).

“Collateral Obligation” means a Loan or a Participation Interest owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Discount Factor of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time; provided, that if the Effective LTV of any Asset Based Loan exceeds (as of such date of determination) the limit for the applicable Loan type set forth below, then the Principal Balance component of “Collateral Obligation Amount” of such Collateral Obligation will be automatically (and without any action by the Facility Agent) reduced by the amount necessary to cause such Collateral Obligation to comply with the applicable limit set forth below:

Asset Based Loan Type (by collateral source)	Effective LTV Limit
working capital	90%
fixed assets	75%
intellectual property	60%

The Collateral Obligation Amount of any Collateral Obligation that ceases to be (or otherwise is not) an Eligible Collateral Obligation shall be zero.

“Collateral Obligation File” means, with respect to each Collateral Obligation as identified on the related Document Checklist, (i) if the Collateral Obligation includes a promissory note, (x) an original, executed copy of such promissory note, or (y) in the case of a lost promissory note, a copy of such executed promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or in blank (unless such note is in bearer form, in which case delivery alone shall suffice), or (z) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) copies (as indicated on the Schedule of Collateral Obligations and the related Document Checklist) of any related loan agreement, security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, guarantees, note purchase agreement, intercreditor and/or subordination agreement, each to the extent in the possession of the Borrower, (iii) copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation, and (iv) any other document included by the Services Provider on the related Document Checklist.

“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Services Provider on behalf of the Borrower) from time to time.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Diversity Test, the Minimum Weighted Average Spread Test, the Minimum Weighted Average Coupon Test and the Maximum Weighted Average Life Test.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commercial Paper Rate” for Advances means, to the extent a Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Lender issued to fund such Advances (which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to its commercial paper maturing on dates other than those on which corresponding funds are received by the Lender and costs or other borrowings by the Lender (other than under any related support facility)) may be sold by any placement agent or commercial paper dealer selected by such Lender, as agreed in good faith between each such agent or dealer and such Lender; provided, that if the rate (or rates) as agreed between any such agent or dealer and such Lender for any Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus, without duplication (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Advance.  Each Lender shall notify the Facility Agent of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.

“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or on Schedule I to the Joinder Agreement related to such Committed Lender as delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5 or increased as set forth in Section 2.8), and (b) on and after the earlier to occur of (i) the Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances outstanding.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group and each financial institution which may from time to time become a Committed Lender hereunder by executing and delivering a Joinder Agreement to the Facility Agent, the Collateral Agent, the Services Provider and the Borrower as contemplated by the terms of this Agreement.

“Competitor” means (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower or the Services Provider, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including:  (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable certificate or agreement of registration or formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement for such Person; (c) in the case of a corporation or exempted company, the certificate or articles of incorporation or association and the bylaws for such Person or its memorandum and articles of association; and (d) in the case of any trust, the trust deed, declaration of trust or equivalent establishing such trust, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent on Annex A, or such other address within the United States as it may designate from time to time by notice to the Facility Agent.

“Cost of Funds Rate” means, for any Accrual Period and any Lender, the lesser of:

(a)                                 such Lender’s Commercial Paper Rate for such day; provided, that if and to the extent that, and only for so long as, a Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Lender), upon notice from such Lender to the Agent for its Lender Group and the Facility Agent, such Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Alternate Base Rate; and

(b)                                 the Base Rate.

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:

(a)                                 any Scheduled Collateral Obligation Payment or part thereof is unpaid more than 2 Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;

(b)                                 an Insolvency Event occurs with respect to the Obligor thereof, unless the related Loan is a DIP Loan;

(c)                                  the Services Provider or the Borrower has actual knowledge (after reasonable inquiry) of a default as to the payment of principal and/or interest that has occurred and continues for more than two Business Days on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Collateral Obligation, (b) either a full recourse obligation of the Obligor or secured by the same collateral securing such Collateral Obligation and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;

(d)                                 such Collateral Obligation has (x) a public rating by Standard & Poor’s of “D” or below, or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by Standard & Poor’s or Moody’s, as applicable;

(e)                                  the Services Provider or the Borrower has actual knowledge (after reasonable inquiry) that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (i) a public rating by Standard & Poor’s of “D” or below, or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);

(f)                                   a Responsible Officer of the Services Provider or the Borrower has received written notice or has actual knowledge (after reasonable inquiry) that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments; or

(g)                                  the Services Provider determines, in its sole discretion, in accordance with the Servicing Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Facility Agent, the Collateral Custodian or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Services Provider, the Facility Agent, the Collateral Custodian or any Agent that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one Business Day after request by the Facility Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement or (v) has (or has a parent company that has) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Delayed Drawdown Loan” means a Collateral Obligation that (a) permits the related Obligor to request one or more future advances thereunder, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided, that any such Collateral Obligation will be a Delayed Drawdown Loan only until all commitments by the Borrower to make advances to such Obligor expire, are terminated or are otherwise irrevocably reduced to zero.

“Determination Date” means the last calendar day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“DIP Loan” means any Loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior Liens.

“Discount Factor” means, with respect to each Collateral Obligation and as of any date of determination pursuant to Section 2.7, the value (expressed as a percentage of par) of such Collateral Obligation as determined by the Facility Agent in its sole discretion in accordance with Section 2.7.

“Distribution Date” means the 14th calendar day of January, April, July and October of each year, or if such date is not a Business Day, the next succeeding Business Day, commencing in April 2019.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised criteria and the application of such revised criteria to this facility is necessary to avoid an increased regulatory capital charge for the Facility Agent or its Affiliates that are Lenders hereunder.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Services Provider on behalf of the Borrower) to the Collateral Custodian that identifies each of the documents that have been included in or may be requested by any Agent to be included in each Collateral Obligation File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Collateral Custodian related to a Collateral Obligation and includes the name of the Obligor with respect to such Collateral Obligation, in each case as of the related Funding Date.

“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, with respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation.  In any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and, to the extent approved by the Facility Agent in the related Asset Approval Request or otherwise, any other non-cash charges and organization costs deducted in determining earnings from continuing operations for such period, and, to the extent approved by the Facility Agent on a Collateral Obligation by

Collateral Obligation basis, costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 6.1.

“Effective Equity” means, as of any day, the greater of (x) the sum of the Principal Balances of all Eligible Collateral Obligations plus the amount of Principal Collections on deposit in the Principal Collection Account minus  the outstanding principal amount of all Advances and (y) $0.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the product (expressed as a percentage) of (i) the Principal Balance of such Collateral Obligation divided by (ii) the Appraised Value of such Collateral Obligation as of such date of determination.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s.  In either case, such depository institution or trust company shall have been approved by the Facility Agent, acting in its reasonable discretion, by written notice to the Services Provider.  DBNY and State Street Bank and Trust Company are deemed to be acceptable securities intermediaries to the Facility Agent.

“Eligible Collateral Obligation” means, on any Measurement Date, each Collateral Obligation that satisfies the following conditions (unless otherwise waived by the Facility Agent in its sole discretion in its acknowledgment to the applicable Asset Approval Request):

(a)                                 unless such Collateral Obligation is a Specified First Lien Loan, the Facility Agent in its sole discretion has delivered an acknowledgment to each applicable Asset Approval Request with respect to such Collateral Obligation;

(b)                                 such Collateral Obligation is a First Lien Loan, a FILO Loan or a Second Lien Loan;

(c)                                  as of the related Cut-Off Date, such Collateral Obligation is not a Defaulted Collateral Obligation;

(d)                                 such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any other Person other than the Borrower;

(e)                                  such Collateral Obligation is not a Structured Finance Obligation or a participation interest (unless it is a Participation Interest);

(f)                                   such Collateral Obligation is denominated in Dollars and is not convertible by the Obligor thereof into any currency other than Dollars;

(g)                                  such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;

(h)                                 such Collateral Obligation is not a lease (including a financing lease);

(i)                                     if such Collateral Obligation is a Deferrable Collateral Obligation, it provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash on such day of not less than (i) if such Deferrable Collateral Obligation is a Fixed Rate Collateral Obligation, 4.00% per annum over the LIBOR Rate or (ii) otherwise, 4.00% per annum over the applicable index rate;

(j)                                    as of the related Cut-Off Date, if such Collateral Obligation is a Related Collateral Obligation, the applicable Affiliate of the Borrower, Services Provider or Equityholder has provided evidence satisfactory to the Facility Agent in its sole discretion that at the time of delivery of the Asset Approval Request with respect to such Collateral Obligation, such Person has sufficient liquidity to meet the funding obligations of the related Revolving Loan or Delayed Drawdown Loan;

(k)                                 as of the related Cut-Off Date, such Collateral Obligation is not incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of such Collateral Obligation and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof);

(l)                                     such Collateral Obligation is not a trade claim, a bond or a Floating Rate Note and the value of such Collateral Obligation is not primarily derived from an insurance policy;

(m)                             as of the related Cut-Off Date, such Collateral Obligation does not have either (x) a public rating by Standard & Poor’s of “D” or below or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or below;

(n)                                 as of the related Cut-Off Date, the Obligor with respect to such Collateral Obligation is an Eligible Obligor;

(o)                                 such Collateral Obligation is not Margin Stock;

(p)                                 such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(q)                                 such Collateral Obligation provides for the periodic payment of cash interest;

(r)                                    such Collateral Obligation has a term to stated maturity that does not exceed 8.1 years;

(s)                                   as of the related Cut-Off Date, such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Services Provider in accordance with the Servicing Standard, other than non-credit related risks that have previously been disclosed to the Facility Agent during the process of obtaining the approval of the Facility Agent in the related Asset Approval Request with respect to such Collateral Obligation;

(t)                                    the acquisition of such Collateral Obligation will not cause the Borrower to be deemed to own 5.0% or more of any class of vested voting securities of any Obligor or 25.0% or more of the total equity of any Obligor or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of any class of vested voting securities of any Obligor or 25.0% or more of the total equity of any Obligor, in each case as determined by the Services Provider;

(u)                                 the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Facility Agent to exercise its rights under the Transaction Documents, including, without limitation, its rights to review such debt obligation or Participation Interest, the Underlying Instrument and related documents and credit approval file;

(v)                                 the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;

(w)                               such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein (a) subject to customary qualifications for instruments similar to such Collateral Obligation, to the Facility Agent, (b) subject to customary qualifications for instruments similar to such Collateral Obligation, to any assignee of the Facility Agent permitted or contemplated under this Agreement, (c) subject to customary qualifications for instruments similar to such Collateral Obligation, to any Person at any foreclosure or strict sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (d) subject to customary qualifications for instruments similar to such Collateral Obligation, to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the Uniform Commercial Code);

(x)                                 the proceeds of such Collateral Obligation will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision); and

(y)                                 the Related Security for such Collateral Obligation is primarily located in the United States or an Eligible Jurisdiction;

(z)                                  as of the related Cut-Off Date, such Collateral Obligation is not the subject of an offer, exchange or tender by the related Obligor;

(aa)                          as of the related Cut-Off Date, if such Collateral Obligation is a Participation Interest (other than an Assigned Participation Interest), the seller thereof has (x) long-term unsecured ratings of at least “Baa1” by Moody’s and “BBB+” by S&P and (y) short-term unsecured ratings of at least “A-1” by S&P and “P-1” by Moody’s;

(bb)                          such Collateral Obligation had EBITDA greater than or equal to $5,000,000 for the latest fiscal year as of the related Cut-Off Date;

(cc)                            if such Collateral Obligation is an Asset Based Loan, the related Underlying Instruments require delivery of a calculation of each related borrowing base in reasonable detail to each lender not less frequently than monthly;

(dd)                          the proceeds of such Collateral Obligation will not be used to finance the growth and sale of recreational marijuana, the sale of firearms or the development of adult entertainment, nor will be used to provide financing to any other industry which is illegal under Applicable Law at the time of acquisition of such Collateral Obligation;

(ee)                            such Collateral Obligation was originated or acquired in the ordinary course of the Equityholder’s business not primarily for personal, family or household use;

(ff)                              such Collateral Obligation is an “instrument” or a “payment intangible” (each as defined under Article 9 of the UCC); and

(gg)                            such Collateral Obligation and the relevant Underlying Instruments are in full force and effect, free and clear of any liens (other than Permitted Liens); and

(hh)                          if such Collateral Obligation is an Assigned Participation Interest, such Assigned Participation Interest has been elevated to a full assignment within the earlier to occur of (x) thirty (30) days of the related Cut-Off Date and (y) two (2) Business Days following the occurrence of an Unmatured Facility Termination Event or a Facility Termination Event.

For purposes of determining compliance with clause (a) of the definition of “Eligible Collateral Obligation,” the Borrower shall be deemed to have delivered a properly completed Asset

Approval Request and the Facility Agent shall be deemed to have delivered an acknowledgment to each such Asset Approval Request with respect to each Collateral Obligation included in the Collateral Obligation Schedule set forth on Schedule 3 hereto as of the Effective Date.

“Eligible Jurisdiction” means any of (x) the United States or any State thereof, (y) Canada and (z) in each case as long as it maintains ratings of at least “A3” by Moody’s and “A” by S&P, Australia, Cayman Islands, Germany, Ireland, Luxembourg, New Zealand, Sweden, Switzerland, The Netherlands, the United Kingdom and each other jurisdiction approved by the Facility Agent in its sole discretion.

“Eligible Obligor” means, on any day, any Obligor that (i) is a business organization (and not a natural person) that is duly organized and validly existing under the laws of, the United States or any State thereof (or any other Eligible Jurisdiction), (ii) is a legal operating entity or holding company, (iii) is not an Official Body, (iv) is not insolvent, (v) is required to pay all maintenance, repair, insurance and taxes related to the applicable Collateral Obligation and (vi) is not an Affiliate of, or controlled by, the Borrower, the Services Provider or the Equityholder.

“Enterprise Value Loan” means any Loan that is not an Asset Based Loan.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Cure Notice” means a notice from the Equityholder to the Facility Agent which satisfies each of the following conditions:

(a)                                 such notice is delivered to the Facility Agent not later than two (2) Business Days after the occurrence of an event specified in Section 13.1(e) or Section 13.1(p);

(b)                                 such notice sets forth evidence satisfactory to the Facility Agent that the Equityholder has made a capital call on its investors in an aggregate amount sufficient to cure such event, and the proceeds of such capital call will be contributed by the Equityholder to the Borrower; and

(c)                                  no more than two (2) other Equity Cure Notices have been delivered within the previous twelve (12) calendar months.

“Equityholder” means (i) initially, Owl Rock Capital Corporation and (ii) following an Equityholder Credit Event Cure, the Successor Equityholder.

“Equityholder Credit Event Cure” means an event that occurs if, within (x) fifteen (15) Business Days following an Unmatured Equityholder Credit Event described in clause (A) of the definition thereof or (y) ten (10) Business Days following an Unmatured Equityholder Credit Event described in clause (B) of the definition thereof, the Equityholder transfers the equity ownership of the Borrower to an Affiliate of the Services Provider (a “Successor Equityholder”), which Successor Equityholder (i) is approved by the Facility Agent in its commercially reasonable discretion following completion of client onboarding, receipt of all documents and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and satisfactory credit and legal diligence and review, (ii) as certified to the Facility Agent, is not subject to any Insolvency Event and would be in compliance with all representations, warranties and covenants of the Equityholder under the Transaction Documents immediately following such transfer and (iii) succeeds to the obligations of the Equityholder under this Agreement and the other Transaction Documents by a written assumption of such obligations in a form reasonably satisfactory to the Facility Agent.

“Equity Security” means any asset that is not a First Lien Loan, a FILO Loan, a Second Lien Loan or Permitted Investment.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Exceptions” has the meaning set forth in Section 18.4(b).

“Excess Concentration Amount” means, during the Revolving Period, as of the most recent Measurement Date (and after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts, in each case multiplied by the Discount Factor applicable to each such individual Collateral Obligation:

(a)                                 the excess, if any and without duplication, of the sum of the Principal Balances of all Collateral Obligations that are FILO Loans or Second Lien Loans over 40.0% of the Excess Concentration Measure; provided, that no more than 25.0% of the Excess Concentration Measure can consist of Second Lien Loans (excluding for the purpose of this proviso all First Lien Loans and FILO Loans that are deemed to be Second Lien Loans but including for the purpose of this proviso FILO Loans with an attaching Leverage Multiple equal to or greater than 2.5x);

(b)                                 the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 3.0% of the Excess Concentration Measure; provided, that (w) with respect to any two Obligors that represent Principal Balances of Collateral Obligations in excess of all other single Obligors, the sum of the Principal Balances of all Collateral Obligations that are obligations of each of such Obligors may be up to 7.5% of the Excess Concentration Measure, (x) with respect to any Obligor that represents Principal Balances of Collateral Obligations in excess of all other single Obligors (other than the Obligors described in clause (w)), the sum of the Principal Balances of all Collateral Obligations that are obligations of such Obligor may be up to 6.0% of the Excess Concentration Measure, (y) with respect to any five Obligors that represent Principal Balances of all Collateral Obligations in excess of all other single Obligors (other than the Obligor described in clauses (w) and (x)), the sum of the Principal Balances of all Collateral Obligations that are obligations of each of such Obligors may be up to 5.0% of the Excess Concentration Measure and (z) with respect to any five Obligors that represent Principal Balances of all Collateral Obligations in excess of all other single Obligors (other than the Obligor described in clauses (w), (x) and (y)), the sum of the Principal Balances of all Collateral Obligations that are obligations of each of such Obligors may be up to 4.0% of the Excess Concentration Measure;

(c)                                  the excess, if any, of the sum of the Principal Balances of all Collateral Obligations in any single Moody’s Industry Classification (other than (x) a Moody’s Industry Classification described in the following proviso and (y) the “Corp-Energy: Oil & Gas”, “Corp-Metals & Mining” and “Corp-Utilities: Oil & Gas” Moody’s Industry Classifications, which may not have Collateral Obligations with Principal Balances in excess of 10.0% of the Excess Concentration Measure in the aggregate) over 10.0% of the Excess Concentration Measure; provided, that (i) the sum of the Principal Balances of all Collateral Obligations with an Obligor in any Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 20.0% of the Excess Concentration Measure and (ii) the sum of the Principal Balances of all Collateral Obligations with any Obligors (other than the Obligor specified in clause (i)) in any three Moody’s Industry Classifications in excess of all other Moody’s Industry Classifications may each be up to 15.0% of the Excess Concentration Measure;

(d)                                 the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10.0% of the Excess Concentration Measure;

(e)                                  the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Deferrable Collateral Obligations over 5.0% of the Excess Concentration Measure;

(f)                                   the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Revolving Loans or Delayed Drawdown Loans over 15.0% of the Excess Concentration Measure;

(g)                                  the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are DIP Loans over 5.0% of the Excess Concentration Measure;

(h)                                 the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Participation Interests (other than Assigned Participation Interests) over 5.0% of the Excess Concentration Measure; and

(i)                                     the excess, if any, of the sum of the Principal Balances of all Collateral Obligations for which the Obligor is organized in an Eligible Jurisdiction other than the United States over 20.0% of the Excess Concentration Measure (excluding for this purpose Collateral Obligations of any Obligor that is organized in an Eligible Jurisdiction other than the United States that has its principal place of business or headquarters in the United States or derives at least 66% (or such other amount agreed to by the Facility Agent in its sole discretion) of its revenue from within the United States);

(j)                                    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations with respect to which the EBITDA for the prior twelve calendar months of the related Obligor is less than $10,000,000 over 10.0% of the Excess Concentration Measure; provided, that no more than 5.0% of the Excess Concentration Measure may consist of Second Lien Loans with respect to which the EBITDA for the prior twelve calendar months of the related Obligor is less than $10,000,000;

(k)                                 the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that have a remaining term to stated maturity in excess of seven years over 20.0% of the Excess Concentration Measure; and

(l)                                     the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Assigned Participation Interests (other than Assigned Participation Interests owned by the Borrower as of the Effective Date) over 15.0% of the Excess Concentration Measure

The Excess Concentration Amount shall be allocated pro rata to each Collateral Obligation constituting excess. After the end of the Revolving Period, (i) the Excess Concentration Amount shall be such Excess Concentration Amount determined as of the first Business Day after the Revolving Period, and (ii) any Principal Collections received with respect to any Collateral Obligation included in such Excess Concentration Amount shall reduce the Excess Concentration Amount by the pro rata portion applied to such Collateral Obligation pursuant to the preceding sentence until the Excess Concentration Amount is zero.

“Excess Concentration Measure” means (i) during the Ramp-up Period, the Target Portfolio Amount and (ii) after the Ramp-up Period, the sum of (x) the Principal Balances for all Eligible Collateral Obligations, (y) all Principal Collections on deposit in the Principal Collection Account and (z) all amounts on deposit in the Unfunded Exposure Account.

“Excess Funds” means, as of any date of determination and with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination and (ii) the principal of and interest on all of its loans outstanding on such date of such determination.

“Excluded Amounts” means (i) any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale) or (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocked expenses, in each case that are not received in lieu of principal, interest or fees owed under the related Underlying Instruments.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Services Provider or the Equityholder, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President of such Person or any other Person included on the incumbency of the Borrower, Services Provider or Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer, Executive Vice President or any Vice President.

“Extension Request” has the meaning set forth in Section 2.6.

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Amount” means (a) prior to the end of the Revolving Period, $500,000,000, unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) from and after the end of the Revolving Period, the Advances outstanding.

“Facility Termination Date” means the earliest of (i) the date that is two (2) years after the last day of the Revolving Period, (ii) the date on which the term of the Equityholder’s existence ends and (iii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.

“Facility Termination Event” means any of the events set forth in Section 13.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“FILO Loan” means any Loan that (i) becomes, by its terms, subordinate in right of payment to one or more other obligations of the related Obligor, in each case issued under the same Underlying Instruments as such Loan, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Services Provider determines in good faith that the value of the collateral or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that, FILO Loans with an attaching Leverage Multiple of less than 1.25x (unless specified in the loan approval notice by the Facility Agent (in its sole discretion) will be treated as a First Lien Loan; provided, further, that FILO Loans with an attaching Leverage Multiple greater than or equal to 2.5x will be treated as Second Lien Loans.

“First Lien Loan” means any Loan that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Services Provider determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral; provided, that any Loan that is deemed to be a First Lien Loan as provided in the definition of “FILO Loan” shall be deemed to be a First Lien Loan for all purposes hereunder; provided, further, with respect to any First Lien Loans with Leverage Multiples greater than or equal to 4.5x, the portion of such Loan with a Leverage Multiple greater than 4.5x (or, with respect to Loans in “high leverage” industries, such higher Leverage Multiple as approved by the Facility Agent in its sole discretion after consultation with the Services Provider) will be treated as a Second Lien Loan.  DIP Loans shall constitute First Lien Loans.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Note” means a floating rate note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust or other person that is secured by a first or second priority perfected security interest or lien in or on specified collateral securing the issuer’s obligations under such note.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would have a material adverse effect on any Lender and (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or change the Facility Termination Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, in each case owing to such Lender, (c) reduce the amount of any such payment of principal or interest owing to such Lender, (d) reduce the rate at which interest is payable to such Lender or any fee is payable hereunder to such Lender, excluding in each case, any such reduction as a result of a full or partial waiver of interest or fees accruing at a default rate imposed during a Facility Termination Event or a result of a waiver of a Facility Termination Event), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 2.4(a), Section 8.3, or Section 17.2 or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Eligible Collateral Obligation”, “Eligible Jurisdiction”, “Excess Concentration Amount”, “Facility Termination Date”, “First Lien Loan”, “Fundamental Amendment”, “Maximum

Portfolio Advance Rate”, or “Minimum Equity Condition”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion or (i) extend the Revolving Period.

“Funding Date” means any Advance Date or any Reinvestment Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (a) DBNY and its Affiliates and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Facility Agent, and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Facility Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Facility Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6 which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Increased Costs” means collectively, any increased cost, loss or liability owing to the Facility Agent and/or any other Affected Person under Article V of this Agreement.

“Indebtedness” means, with respect to any Person, at any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss other than any unfunded commitments of the Borrower with respect to Revolving Loans and Delayed Drawdown Loans.

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Party” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by the Facility Agent, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a)                                 a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b)                                 a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c)                                  a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)                                 a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing or (c) any analogous procedure or step is taken in any jurisdiction to which such Person is subject.

“Instrument” has the meaning given such term in the UCC.

“Interest Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 11070943-S2, which is created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to or received by the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate cap transaction and (iv) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests; provided that, any amounts received in respect of any Defaulted Collateral Obligation will constitute Principal Collections (and not Interest Collections) until the aggregate of all collections in respect of such Defaulted Collateral Obligation since it became a Defaulted Collateral Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Collateral Obligation.

“Interest Coverage Ratio” means with respect to any Collateral Obligation for any period of time, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for such Collateral Obligation, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) total interest expense, as calculated by the Services Provider in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments; provided that in each case the “Interest Coverage Ratio” shall not take into account “interest expense” with respect to any Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower.

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Cost of Funds Rate for such Accrual Period and such Lender.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement among the Borrower, a Committed Lender and the Facility Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Committed Lender hereunder after the Effective Date, as contemplated by the terms of this Agreement, a copy of which shall be delivered to the Collateral Agent and the Services Provider.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) less unrestricted cash of the relevant Obligor to (ii) EBITDA of such Obligor (as such calculation may be updated in connection with a modification of such Collateral Obligation described in clause (j) of the definition of “Material Modification”).

“LIBOR Rate” shall mean, with respect to any Accrual Period, the greater of (a) 0.0% and (b) the rate per annum shown by the Bloomberg Professional Service as the London interbank offered rate for deposits in Dollars for a period equal to three (3) months as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period; provided, that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which Dollar deposits for a period equal to three (3) months are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits in Dollars are offered by the principal office of the Facility Agent in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to three (3) months.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including Tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any commercial loan.

“Loan Register” has the meaning set forth in Section 15.5(a).

“Loan Registrar” has the meaning set forth in Section 15.5(a).

“Make-Whole Effective Date” means (a) the Effective Date and (b) thereafter, upon any increase of the Facility Amount (in an amount not less than an aggregate of $50,000,000) pursuant to Section 2.8, the effective date of such increase.

“Make-Whole Fee” means a fee in an amount accruing during the Revolving Period, for each day during the related Accrual Period, equal to (1) the Applicable Margin in effect on such day divided by 360 multiplied by (2) the excess, if any, of (x) the product of the Make-Whole Fee Percentage applicable on such day and the aggregate average daily Commitment of the applicable Lender Group during the related Accrual Period over (y) the daily average Advances funded by the applicable Lender Group during such Accrual Period minus (3) Undrawn Fee accrued on such day with respect to the amount of the unutilized Commitment for which a Make-Whole Fee is owing.

“Make-Whole Fee Percentage” means, with respect to any day (a) prior to the three-month anniversary of the Make-Whole Effective Date, 50% and (b) on and after the three-month anniversary of the Make-Whole Effective Date and prior to the end of the Revolving Period, 75%.

“Margin Stock” means “Margin Stock” as defined under Regulation U.

“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of the Borrower, or admit in writing the Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Adverse Effect” means a material adverse effect on:  (a) the assets, operations, properties, financial condition, or business of the Borrower or the Services Provider; (b) the ability of the Borrower or the Services Provider to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation executed or effected on or after the related Cut-Off Date which:

(a)                                 reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(b)                                 (i) waives one or more interest payments (other than any incremental interest accrued due to a default or event of default with respect to such Collateral Obligation), (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Deferrable Collateral Obligation as of the related Cut-Off Date) or (iii) reduces the spread or coupon payable on such Collateral Obligation unless (x) the Services Provider certifies that such reduction results from an increase in the credit quality of the related Obligor and (y) such reduction (when taken together with all other reductions with respect to such Collateral Obligation) is by less than 10% of the spread or coupon payable as of the related Cut-Off Date;

(c)                                  contractually or structurally subordinates such Collateral Obligation by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Obligor or (iv) the granting of Liens (other than by the granting of Permitted Liens) on any of the collateral securing such Collateral Obligation, each that requires the consent of the Borrower or any lenders thereunder;

(d)                                 either (i) extends the maturity date of such Collateral Obligation by more than 0.25 years past the maturity date as of the related Cut-Off Date (provided that the first two amendments that extend the maturity date by no more than 0.25 shall not be Material Modifications) or (ii) extends the amortization schedule with respect thereto by more than 0.25 years (provided that the first two amendments that extend such amortization schedule by no more than 0.25 years shall not be Material Modifications);

(e)                                  substitutes, alters or releases (other than by the granting of Permitted Liens) the Related Security securing such Collateral Obligation and such substitution, alteration or release, individually or in the aggregate and as determined in the Facility Agent’s reasonable discretion, materially and adversely affects the value of such Collateral Obligation;

(f)                                   results in any less financial information in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in each case, has an effect on the ability of the Services Provider or the Facility Agent (as determined by the Facility Agent in its reasonable discretion) to make any determinations or calculations required or permitted hereunder; provided, however, that it shall not be a Material Modification if any such amendment, waiver, modification or supplement grants an extension (or extensions) of not more than 30 days of the time for delivery of quarterly or annual financial statements or grants an extension (or extensions) of the time for delivery of, or waives delivery of, financial statements other than quarterly and annual financial statements; provided, further that any failure to provide timely quarterly or annual financial statements or, in the case of an Asset Based Loan, any reduction of the frequency or total number of any appraisals required thereunder, in each case will be deemed to be material;

(g)                                  amends, waives, forbears, supplements or otherwise modifies in any way the definition of “permitted lien” or “leverage” (or any similar term) in a manner than is materially adverse to any Lender;

(h)                                 results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Collateral Obligation was originally denominated unless the related currency risk is mitigated by a Hedging Agreement acceptable to the Facility Agent in its reasonable discretion;

(i)                                     with respect to an Asset Based Loan, results in a material (as determined by the Facility Agent in its reasonable discretion) change to or grants material (as determined by the Facility Agent in its reasonable discretion) relief from the borrowing base or any related definition;

(j)                                    with respect to an Asset Based Loan, any of (i) if the Borrower has the authority to change the appraiser with respect to such Asset Based Loan as set forth on the related Asset Approval Request, the appraiser is changed to a Person other than an Approved Valuation Firm without the prior written consent of the Facility Agent, (ii) the frequency of the appraisals is reduced from the frequency set forth on the related Asset Approval Request or (iii) the related appraiser changes the metric for valuing the collateral of such Loan other than in accordance with its ordinary practices, and such change results in an increase in the value of the collateral for such Asset Based Loan; or

(k)                                 results in a modification of the calculation of EBITDA for any Obligor during any period hereunder, by including any other non-cash charges that were deducted in determining earnings of such Obligor from continuing operations for such period, unless (w) such modification or non-cash charges were set forth on the related Asset Approval Request, (x) such modification or non-cash charges were otherwise approved by the Facility Agent in its sole discretion, (y) the Services Provider continues to calculate the EBITDA of such Obligor without giving effect to such modification for all purposes under this Agreement, or if the Services Provider elects to calculate the EBITDA of such Obligor after giving effect to such modification, the Services Provider shall recalculate the Original Leverage Multiple for such Collateral Obligation by giving pro forma effect to such modification of the calculation of EBITDA or (z) both (1) at the time of such modification, the Equityholder and its Subsidiaries did not collectively possess an ability to prevent the effectiveness of such modification and (2) no Revaluation Event described in clause (g) of the definition thereof occurs with respect to such Collateral Obligation as a result of such modification.

Notwithstanding the foregoing, Material Modification shall not include any change to the base rate in respect of a Collateral Obligation from LIBOR to an alternative rate, including any applicable spread or payment frequency adjustments thereto that in the Services Provider’s commercially reasonable judgement are consistent with the successor to LIBOR.

“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded minus (iii) the Aggregate Unfunded Amount plus (iv) all amounts on deposit in the Unfunded Exposure Account, each as of such date of determination.

“Maximum Portfolio Advance Rate” means, if (a) the Diversity Score is less than 10, 60.00%, (b) the Diversity Score is greater than or equal to 10 and less than 15, 62.50% and (c) the Diversity Score is greater than or equal to 15, 65.00%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 6.5 years.

“Measurement Date” means each of the following, as applicable:  (i) the Effective Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Services Provider has actual knowledge (after reasonable inquiry) of the occurrence of any Revaluation Event with respect to any

Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.12; (vii) the last day of the Revolving Period; and (viii) the date of any Optional Sale.

“Minimum Diversity Diversion Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) during the period from the Effective Date until the date that is 180 days after such date, 6 and (y) thereafter, 8.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) during the period from the Effective Date until the date that is 180 days after such date, 6 and (y) thereafter, 10.

“Minimum Equity Condition” means a test that will be satisfied on any date of determination if the Effective Equity is not less than the Required Equity.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon of all Eligible Collateral Obligations that are Fixed Rate Collateral Obligations included in the Collateral on such date is equal to or greater than 5.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such date is equal to or greater than 4.75%.

“Monthly Report” means a report prepared as of the close of business on each Reporting Date by the Collateral Agent, on behalf of the Borrower, substantially in the form of Exhibit D.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised industry classifications and the application of such revised industry classifications to this facility is necessary to avoid an increased regulatory capital charge for the Facility Agent or its Affiliates that are Lenders hereunder.

“Non-Approval Event” means, as of any date of determination, an event that (x) will be deemed to have occurred if the ratio (measured on a rolling six-month basis) of (i) the number of Asset Approval Requests resulting in Non-Approved Loans over (ii) the total number of Asset Approval Requests is greater than 33% and (y) will be continuing until the conditions set forth in clause (x) of this definition are no longer true; provided that, until ten (10) Eligible Collateral Obligations have been submitted to the Facility Agent by the Borrower, the ratio of clause (x)(i) over clause (x)(ii) shall be deemed to be zero.

“Non-Approved Loan” means each obligation that satisfies each of the criteria in the definition of “Eligible Collateral Obligation” (other than clause (a) thereof) for which an Asset Approval Request is submitted by the Services Provider to the Facility Agent, and such Asset

Approval Request is not approved by the Facility Agent; provided that an obligation shall only constitute a Non-Approved Loan if the Services Provider or an Affiliate thereof has entered into the related Underlying Instruments with the related obligor on terms substantially similar to those disclosed in the related Asset Approval Request.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to an Agent, on behalf of the related Lender Group.

“Note Agent” has the meaning set forth in Section 14.1.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Agents, the Collateral Agent, the Collateral Custodian, the Facility Agent or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Obligor” means any Person that owes payments under any Collateral Obligation and, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (b) or (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor; provided that for purposes of this definition, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common financial sponsor.

“Obligor Information” means, with respect to any obligor, (i) the legal name, address, organizational chart and, if available to the Services Provider using commercially reasonable efforts, tax identification number of such Obligor, (ii) the jurisdiction in which such Obligor is domiciled, (iii) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available), (iv) the Services Provider’s internal credit memo with respect to the Obligor and the related Collateral Obligation, (v) the annual report for the most recent fiscal year of such Obligor, (vi) a company forecast of such Obligor including plans related to capital expenditures, (vii) the business model, company strategy and names of known peers of such Obligor, (viii) the shareholding pattern and details of the management team of such Obligor and (ix) details of any banking facilities and the debt maturity schedule of such Obligor.

“OFAC” has the meaning set forth in Section 9.30(a).

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel acceptable to the Facility Agent.

“Optional Sale” has the meaning set forth in Section 7.11.

“Original Effective LTV” means, with respect to any Collateral Obligation, the Effective LTV of such Collateral Obligation as calculated by the Services Provider and approved by the Facility Agent (which may include a normalized revolving loan assumption on any unfunded revolving loan) in accordance with the definition of Effective LTV and the definitions used therein and set forth in the related Asset Approval Request.

“Original Leverage Multiple” means, with respect to any Collateral Obligation, the Leverage Multiple applicable to such Collateral Obligation as calculated by the Services Provider (and, to the extent set forth in the Asset Approval Request, approved by the Facility Agent) in accordance with the definition of Leverage Multiple and the definitions used therein and set forth in the related Asset Approval Request.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning set forth in Section 15.9(a).

“Participant Register” has the meaning set forth in Section 15.9(c).

“Participation Interest” means a participation interest in a loan that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) such participation would constitute an Eligible Collateral Obligation were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Investment” means, at any time:

(a)                                 direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)                                 demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent or Facility Agent or any agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c)                                  commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; or

(d)                                 shares or other securities of non-United States registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s.

Permitted Investments may be purchased by or through the Collateral Agent or any of its Affiliates.  All Permitted Investments shall be held in the name of the Securities Intermediary.  No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its Standard & Poor’s rating.  Any such investment may be made or acquired from or through the Collateral Agent or the Facility Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Facility Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided, that notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Services Provider have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer’s Certificate of the Borrower or the Services Provider to the Facility Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Services Provider), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) as to Related Security, Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (iii) as to Related Security (1) the Lien in favor of the Borrower pursuant to the Sale Agreement and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments and (iv) as to agented Loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor.

“Permitted Securitization” means any securitization in a capital market transaction or private placement offering wherein Deutsche Bank Securities Inc. or an affiliate thereof acts as the primary arranger in which the Borrower sells Collateral pledged hereunder, directly or indirectly, to an Affiliate or an affiliated entity that issues or arranges for the issuance of asset-backed debt obligations (whether in the form of notes or revolving and/or term loans) collateralized, in whole or in part, by such Collateral.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Pledged Account” means each of the Unfunded Exposure Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts, including in each case a related Deposit Account maintained by the Securities Intermediary as a depository bank.

“Prepayment Notice” has the meaning set forth in Section 2.4(b)(i).

“Primary Servicing Fee” means the senior fee payable to the Services Provider or successor services provider (as applicable) in accordance with the terms hereof on each Distribution Date in arrears in respect of each Collection Period for services rendered during the related Collection Period, which fee shall be equal to the product of (a) 0.15% per annum, (b) the average of the values of (x) the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period and (y) the cash representing Principal Collections on such days and (c) the actual number of days in such Collection Period divided by 360.  For the avoidance of doubt, so long as no Unmatured Equityholder Credit Event has occurred, the Services Provider may waive or defer the payment of any Primary Servicing Fee in its sole discretion.

“Principal Balance” means with respect to any Collateral Obligation as of any date, the lower of (x) the Purchase Price paid by the Borrower for such Collateral Obligation and (y) the outstanding principal balance of such Collateral Obligation exclusive of (i) any deferred or capitalized interest on such Collateral Obligation and (ii) any unfunded amounts with respect to any Revolving Loan or Delayed Drawdown Loan; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest; provided, further, that for purposes of the calculation set forth in clause (f) of the definition of Excess Concentration Amount, the Principal Balance of (A) each Revolving Loan shall include any funded commitment and unfunded commitment owed by the Borrower with respect thereto and (B) each Delayed Drawdown Loan shall include any unfunded commitment owed by the Borrower with respect thereto.  The “Principal Balance” of any Equity Security shall be zero.

“Principal Collections” means (x) any and all amounts of collections received with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral, (ii)  the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate swap or index rate swap transaction and (iv) all Repurchase Amounts, in each case other than Retained Interests and (y) the proceeds of Advances which have not been used to settle pending acquisitions of Eligible Collateral Obligations within ten (10) Business Days of the related Funding Date.

“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 11070943-S3, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Purchase Price” means, with respect to any Collateral Obligation, the greater of (a) zero and (b) the actual price in Dollars paid by the Borrower for such Collateral Obligation minus all collections attributable to principal on such Collateral Obligation.

“Qualified Substitute Arrangement” has the meaning set forth in Section 10.6(c).

“Ramp-up Period” means the period from and including the Effective Date to the earlier of (i) the first date on which the aggregate Principal Balance of all Eligible Collateral Obligations plus the amount of Principal Collections on deposit in the Principal Collection Account exceeds the Target Portfolio Amount and (ii) the nine-month anniversary of the Effective Date.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Recipient” means (a) the Facility Agent, (b) any Agent, (c) any Lender and (d) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Services Provider with respect to such Collateral Obligation or Obligors.

“Reduction Fee” means a nonrefundable fee with respect to any permanent reduction of the Facility Amount pursuant to Section 2.5(a) equal to, if such reduction occurs:

(a) prior to the 12-month anniversary of the Effective Date, the product of (x) the amount of such reduction and (y) 2.00%;

(b) on or after the 12-month anniversary of the Effective Date and prior to the 24-month anniversary of the Effective Date, the product of (x) the amount of such reduction and (y) 1.00%;

(c) on or after the 24-month anniversary of the Effective Date, zero.

“Regulation U” means Regulation U of the FRS Board, as in effect from time to time.

“Regulation X” means Regulation X of the FRS Board, as in effect from time to time.

“Reinvestment” has the meaning given in Section 8.3(b).

“Reinvestment Date” has the meaning given in Section 8.3(b).

“Reinvestment Request” has the meaning given in Section 8.3(b).

“Related Collateral Obligation” means any Collateral Obligation where any Affiliate of the Borrower, Services Provider or the Equityholder owns a Revolving Loan or Delayed Drawdown Loan pursuant to the same Underlying Instruments; provided that any such asset will cease to be a Related Collateral Obligation once all commitments by such Affiliate of the Borrower, Services Provider or the Equityholder to make advances or fund such Revolving Loan or Delayed Drawdown Loan to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a)                                 any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

(b)                                 all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)                                  all Collections with respect to such Collateral Obligation and any of the foregoing;

(d)                                 any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)                                  all Records with respect to such Collateral Obligation and any of the foregoing; and

(f)                                   all recoveries and proceeds of the foregoing.

“REO Asset” means, with respect to any Collateral Obligation, any Related Property that has been foreclosed on or repossessed from the current Obligor by the Services Provider, and is being managed by the Services Provider on behalf of, and in the name of, any REO Asset Owner, for the benefit of the Secured Parties and any other equity holder of such REO Asset Owner.

“REO Asset Owner” has the meaning set forth in Section 7.13(a).

“REO Servicing Standard” has the meaning set forth in Section 7.13(a).

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6 of this Agreement to maintain Hedging Agreements.

“Reporting Date” means, with respect to any (1) month in which a Distribution Date occurs, the third Business Day prior to such Distribution Date and (2) month in which a Distribution Date does not occur, the third Business Day prior to the 14th day of such month.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.12 as of any time of determination, the sum of (i) an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchase Event” has the meaning set forth in the Sale Agreement.

“Repurchased Collateral Obligation” means, with respect to any Collection Period, any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Services Provider.

“Required Equity” means the amount corresponding to the column for the applicable “Required Equity Stage”:

Required Equity Stage	Required Equity
Required Equity Stage 1	The greater of (x) the sum of the Principal Balances of the two Obligors with Collateral Obligations constituting the highest aggregate Principal Balances and (y) $30,000,000
Required Equity Stage 2	The greater of (x) the sum of the Principal Balances of the three Obligors with Collateral Obligations constituting the highest aggregate Principal Balances and (y) $40,000,000
Required Equity Stage 3	The greater of (x) the sum of the Principal Balances of the four Obligors with Collateral Obligations constituting the highest aggregate Principal Balances and (y) $50,000,000 provided, that, for purposes of calculating the above, the Principal Balance with respect to any Obligor shall be the sum of all Principal Balances with respect to which such Person is an Obligor.

“Required Equity Stage 1” means the period from the Effective Date to but excluding the earlier to occur of (x) the date that is 120 days after the Effective Date and (y) the first date on which the Advances outstanding hereunder is equal to at least $100,000,000.

“Required Equity Stage 2” means the period from the earlier to occur of (x) the date that is 120 days after the Effective Date and (y) the first date on which the Advances outstanding hereunder is equal to at least $100,000,000 to but excluding the earlier to occur of (x) the date that is 180 days after the Effective Date and (y) the first date on which the Advances outstanding hereunder is equal to at least $150,000,000.

“Required Equity Stage 3” means the period from the earlier to occur of (x) the date that is 180 days after the Effective Date and (y) the first date on which the Advances outstanding hereunder is equal to at least $150,000,000.

“Required Lenders” means, at any time, (a) Lenders holding Advances aggregating greater than 50% of all Advances outstanding or if there are no Advances outstanding, Lenders holding Commitments aggregating greater than 50% of all Commitments and (b) so long as DBNY holds aggregate Advances equal to 25% of all Advances outstanding or if there are no Advances outstanding, aggregate Commitments equal to 25% of all Commitments, the Facility Agent; provided that, Advances outstanding owing to Defaulting Lenders and the commitments of Defaulting Lenders shall be disregarded for purposes of this definition.

“Responsible Officer” means, with respect to (a) the Services Provider or the Borrower, its Chief Executive Officer, Chief Operating Officer, Executive Vice President or any other officer or employee of the Services Provider or the Borrower directly responsible for the administration or collection of the Collateral Obligations, (b) the Collateral Agent, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject, or (c) any other Person, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions.

“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Revaluation Diversion Event” means an event that shall occur (and be deemed continuing at all times thereafter) if, at any time after the end of the Revolving Period (a) the sum of all decreases in the Collateral Obligation Amount (solely as a result of (x) decreases in the related Discount Factor pursuant to Section 2.7(b) or (y) any such Collateral Obligation becoming a Defaulted Collateral Obligation) first equals or exceeds the product of (A)  7.5% multiplied by (B) the Adjusted Aggregate Eligible Collateral Obligation Balance as of the first Business Day after the end of the Revolving Period and (b) a Revaluation Event shall occur with respect to two (2) or more Collateral Obligations after the end of the Revolving Period.

“Revaluation Event” means each occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:

(a)                                 such Collateral Obligation becomes a Defaulted Collateral Obligation;

(b)                                 the Borrower, the Facility Agent or the Services Provider obtains actual knowledge (after reasonable inquiry) that a default as to the payment of principal and/or interest has occurred and is continuing (after giving effect to any grace period applicable thereto) with respect to another debt obligation of the same Obligor that is (i) secured by the same collateral, (ii) senior to or pari passu with in right of payment to such Collateral Obligation and (iii) in an amount in excess of $500,000;

(c)                                  the occurrence of an Insolvency Event with respect to any related Obligor;

(d)                                 the Services Provider determines, in its sole discretion, in accordance with the Servicing Standard, that all or a portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status;

(e)                                  the occurrence (without the prior approval of the Facility Agent) of a Material Modification with respect to such Collateral Obligation;

(f)                                   the Obligor thereunder fails to deliver to the Borrower or the Services Provider any financial reporting information as required by the Underlying Instruments of such Collateral Obligation (including any grace periods thereunder) but in no event less frequently than quarterly, that in each case has an adverse effect on the ability of the Services Provider or the Facility Agent (as determined by the Facility Agent in its reasonable discretion) to make any determinations or calculations required hereunder; provided, however, that the Borrower (or the Services Provider on its behalf) may, on a single occasion (or any other additional occasions approved by the Facility Agent in its sole discretion) with respect to any Obligor, grant an extension of up to 30 days for the delivery of such financial statements by such Obligor;

(g)                                  with respect to any Enterprise Value Loan, the Leverage Multiple with respect to such Collateral Obligation increases by 1.00x or more over the Original Leverage Multiple with respect to such Collateral Obligation; provided that each subsequent increase of an additional 1.00x over the applicable Original Leverage Multiple shall be an additional Revaluation Event;

(h)                                 with respect to any Asset Based Loan, (A) the Borrower fails (or fails to cause the Obligor to) retain an Approved Valuation Firm to re-calculate the Appraised Value of (x) with respect to any such Asset Based Loan that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Asset Based Loan at least once every twelve (12) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) and (y) with respect to all other Asset Based Loans included in the Collateral, the collateral securing such Loan at least once every six (6) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) or (B) the Borrower (or the related Obligor, as applicable) changes the Approved Valuation Firm with respect to any Asset Based Loan that or the related Approved Valuation Firm changes the metric for valuing the collateral of such Loan, each without the written approval of the Facility Agent;

(i)                                     with respect to any Asset Based Loan, the Effective LTV of such Collateral Obligation is greater than 1.0 or increases by more than an amount equal to 10% of the Original Effective LTV of such Collateral Obligation; provided that each subsequent increase of an additional 10% over the applicable Original Effective LTV shall be an additional Revaluation Event;

(j)                                    such Collateral Obligation becomes the subject of an offer, exchange or tender by the related Obligor unless such offer, exchange or tender is for a price at least equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral plus any accrued and unpaid interest thereon;

(k)                                 if such Collateral Obligation is a Participation Interest (other than an Assigned Participation Interest), the seller thereof has (x) long-term unsecured ratings of lower than

“Baa1” by Moody’s or “BBB+” by S&P and (y) short-term unsecured ratings of lower than “A-1” by S&P or “P-1” by Moody’s; or

(l)                                     the Obligor with respect to such Collateral Obligation is not an Eligible Obligor; provided that if such Obligor would be an Eligible Obligor but for clause (vi) of the definition thereof, such occurrence shall not be a Revaluation Event so long as none of the Borrower, the Services Provider, the Equityholder or any Affiliate thereof (x) owns a majority of the equity interests of such Obligor or (y) controls such Obligor.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) the date that is three (3) years after the Effective Date or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, (iii) the occurrence of a Facility Termination Event, (iv) the existence of the Equityholder terminates earlier than either (x) the date set forth in clause (i) of this definition or (y) the date set forth in clause (ii) of the definition of Facility Termination Date or (v) the occurrence of an Unmatured Equityholder Credit Event.

“Risk Retention Side Letter” shall mean the letter agreement, dated as of the Effective Date, by and between the Facility Agent and the Equityholder.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanctions Target” has the meaning set forth in Section 9.30(a).

“Sanctioned Countries” means any country or territory with which dealings are broadly restricted or prohibited by any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctions” has the meaning set forth in Section 9.30(a).

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request and each Reinvestment Request.  Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests and Reinvestment Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral and any Permitted Liens; provided, that any Loan that is deemed to be a Second Lien Loan as provided in the definition of “FILO Loan” or “First Lien Loan” shall, unless explicitly provided otherwise for a specified purpose, be deemed to be a Second Lien Loan for all purposes hereunder.

“Secondary Servicing Fee” means the subordinated fee payable to the Services Provider or successor services provider (as applicable) in accordance with the terms hereof on each Distribution Date in arrears in respect of each Collection Period for services rendered during the related Collection Period, which fee shall be equal to the product of (a) 0.25% per annum, (b) the average of the values of (x) the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period and (y) the cash representing Principal Collections on such days and (c) the actual number of days in such Collection Period divided by 360.  For the avoidance of doubt, the Services Provider may waive or defer the payment of any Secondary Servicing Fee in its sole discretion.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, each Lender, the Facility Agent, each Agent, each other Affected Person, Indemnified Party and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary”  means State Street Bank and Trust Company, or any subsequent institution acceptable to the Facility Agent at which the Pledged Accounts are maintained.

“Services Provider” means (i) initially, Owl Rock Capital Corporation, a Maryland corporation and (ii) thereafter, any successor services provider appointed pursuant to this Agreement; provided that any successor to the initial Services Provider shall (x) execute and deliver to the Borrower and the Facility Agent an agreement of assumption to perform every obligation of the Services Provider under this Agreement (y) be subject to confirmation from each of the Facility Agent, the Lenders and the Collateral Custodian that it has received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and that it has received all required approvals in connection therewith.

“Services Provider Advisor” means Owl Rock Capital Advisors LLC.

“Services Provider Event of Default” means the occurrence of one of the following events:

(a)                                 any failure by the Services Provider (after any applicable deadline or grace period hereunder) to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom;

(b)                                 failure on the part of the Services Provider duly to observe or to perform in any respect any other covenant or agreement of the Services Provider set forth in this Agreement which failure continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Services Provider by the Borrower, the Collateral Agent or the Facility Agent (with a copy to each Agent);

(c)                                  the occurrence of an Insolvency Event with respect to the Services Provider and, so long as the Equityholder is the Services Provider, an Equityholder Credit Event Cure has not been successfully completed within fifteen (15) Business Days of such occurrence;

(d)                                 any representation, warranty or statement of the Services Provider made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of this Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Services Provider by the Borrower, the Collateral Agent or the Facility Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e)                                  a Facility Termination Event occurs;

(f)                                   the failure of the Services Provider to pay any principal of or premium or interest on any Indebtedness having an aggregate principal amount of $5,000,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Services Provider, or any other event, occurs and such default or event continues after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness;

(g)                                  (x) the rendering by any court of a final, non-appealable judgment against the Services Provider (i) in an amount in excess of $5,000,000 which is not satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof or (ii) for which the Facility Agent has not received evidence satisfactory to it that an insurance provider for the Services Provider has agreed to satisfy such judgment in full subject to any deductibles not exceeding $5,000,000; or (y) the attachment of any material portion of the property of the Services Provider which has not been released or provided for to the reasonable satisfaction of the Facility Agent within 30 days after the making thereof;

(h)                                 a Change of Control occurs; or

(i)                                     Owl Rock Capital Corporation is terminated as or removed from being the Services Provider.

“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Secured Parties in accordance with Applicable Law, the terms of the Transaction Documents, all customary and usual servicing practices for loans like the Collateral Obligations and, to the extent consistent with the foregoing, (i) with reasonable care, using a degree of skill and diligence not less than that with which the Borrower or Services Provider, as applicable, services and administers loans for its own account or for the account of its Affiliates having similar lending objectives and restrictions, and (ii) to the extent not inconsistent with clause (i), in a manner consistent with the customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Obligations, as though the Services Provider and its Affiliates did not have any relationship with any Obligor or its Affiliates.

“Specified Borrowing Base Breach” means an event that shall occur if each of the following conditions are satisfied: (a) the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base by an amount (calculated as a percentage) equal to or less than the Specified Borrowing Base Breach Percentage, (b) the aggregate principal amount of all Advances outstanding hereunder would not exceed the Borrowing Base if changes to the Borrowing Base resulting from the following are disregarded: (i) any amendment to the Discount Factor of one or more Collateral Obligations by the Facility Agent pursuant to Section 2.7(b) (other than an amendment to the Discount Factor as a result of a Collateral Obligation becoming a Defaulted Collateral Obligation), (ii) any increase in the Excess Concentration Amount not caused by the purchase of a Collateral Obligation or (iii) a Eligible Collateral Obligation being excluded from the Borrowing Base following the occurrence of a default as to the payment of principal and/or interest with respect to such Eligible Collateral Obligation and (c) a default as to the payment of principal and/or interest is not continuing with respect to more than two Eligible Collateral Obligations included in the Collateral on such date of determination.

“Specified Borrowing Base Breach Percentage” means 7.5%; provided, that if a Specified Borrowing Base Breach has occurred and is continuing for ninety (90) consecutive days, the Specified Borrowing Base Breach Percentage shall be 3.75% from the end of such 90-day period until the earlier to occur of (x) 180 consecutive days and (y) the second consecutive Distribution Date after the occurrence of such Specified Borrowing Base Breach.

“Specified First Lien Loan” means any First Lien Loan that is an Enterprise Value Loan (i) where the related Obligor is not a holding company, (ii) (a) that has either a Leverage Multiple of less than 3.5x or (b) both (I) a Leverage Multiple that is greater than or equal to 3.5x but less than 4.0x and (II) an Effective Loan Level LTV of less than 50% and (iii) has an Obligor with a most recently reported EBITDA of at least $10,000,000.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.12 and the Sale Agreement.

“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Portfolio Amount” means $833,000,000.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent Fee Letter, the Collateral Custodian Fee Letter, each Fee Letter, the Account Control Agreement, any Joinder Agreement, the Risk Retention Side Letter and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered by the Borrower or the Services Provider in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Fee” a fee payable pursuant to Section 3.1(b) for each day of the related Collection Period during the Revolving Period equal to (x) the excess of the aggregate

Commitments on such day over the aggregate principal amount of outstanding Advances on such day multiplied by (y) the Undrawn Fee Rate multiplied by (z) 1/360.

“Undrawn Fee Rate” means on any day (a) prior to the three-month anniversary of the Effective Date, 0.25% and (b) thereafter until the end of the Revolving Period, 0.50%.

“Unfunded Exposure Account” means a segregated, non-interest bearing securities account number 11070943-S4, which is created and maintained on the books and records of the Securities Intermediary entitled “Unfunded Exposure Account” in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Revolving Loan or Delayed Drawdown Loan included in the Collateral, an amount equal to (i) the product of (a) the product of (x) Aggregate Unfunded Amount with respect to such Revolving Loan or Delayed Drawdown Loan multiplied by (y) the Discount Factor (if any) assigned to such Revolving Loan or Delayed Drawdown Loan multiplied by (b) the difference of (x) 100% minus (y) the lower of the Maximum Portfolio Advance Rate and the Weighted Average Unfunded Advance Rate, in each case, as of such date plus (ii) the product of (a) Aggregate Unfunded Amount with respect to such Revolving Loan or Delayed Drawdown Loan multiplied by (b) the difference of 100% minus the Discount Factor (if any) assigned to such Revolving Loan or Delayed Drawdown Loan.

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

“Unmatured Equityholder Credit Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute (A) a Facility Termination Event pursuant to Section 13.1(d)(ii) or (B) a Services Provider Event of Default pursuant to clauses (f) or (g) of the definition thereof.

“Unmatured Facility Termination Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Facility Termination Event.

“Unmatured Services Provider Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Services Provider Event of Default.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.3(f).

“Valuation Standard” means one or a combination of customary and usual valuation methodologies generally accepted in the pricing and valuation market to derive a fair assessment of the current “fair value” as specified below of a Collateral Obligation and without regard to any compensation received from, or agency relationship with, any Person; provided that, such fair value shall be based on the most recent financial reporting and/or any other customary financial and other information with respect to such Collateral Obligation including, without limitation, the following:  (i) the financial performance of the Obligor of such Collateral Obligation; (ii) a fundamental analysis which may be based on discounted cash flow and a multiples-based approach based on comparable companies in the relevant sector or another generally accepted methodology for valuing companies in the relevant sector; and (iii) the current market environment (e.g., quoted trading levels on the Collateral Obligation (if available) and the relative trading levels and yields for debt instruments of comparable companies).  For purposes of this definition, “fair value” is defined as the price that would be received when selling a Collateral Obligation in an orderly transaction between market participants on the date of measuring such a value.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.

“Warranty Collateral Obligation” has the meaning set forth in Section 7.12.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Obligations included in the Adjusted Aggregate Eligible Collateral Obligation Balance, the number obtained by (i) summing the products obtained by multiplying (a) the Advance Rate of each such Eligible Collateral Obligation by (b) such Eligible Collateral Obligation’s contribution to the Adjusted Aggregate Eligible Collateral Obligation Balance and (ii) dividing such sum by the Adjusted Aggregate Eligible Collateral Obligation Balance.

“Weighted Average Coupon” means, as of any day, the number expressed as a percentage obtained by dividing (i) the sum for each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation of (x) the interest rate for each such Collateral Obligation minus the LIBOR Rate multiplied by (y) the Collateral Obligation Amount of each such Collateral Obligation by (ii) the Adjusted Aggregate Eligible Collateral Obligation Balance for Fixed Rate Collateral Obligations.

“Weighted Average Life” means, as of any day with respect to all Eligible Collateral Obligations included in the Collateral, the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Eligible Collateral Obligation by (b) the Collateral Obligation Amount of such Collateral Obligation and (ii) dividing such sum by the Aggregate Eligible Collateral Obligation Amount.

“Weighted Average Spread” means, as of any day, the number expressed as a percentage equal to (i) the Aggregate Funded Spread divided by (ii) the Aggregate Eligible Collateral Obligation Amount.

“Weighted Average Unfunded Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Obligations that are Revolving Loans and Delayed Drawdown Loans included in the Adjusted Aggregate Eligible Collateral Obligation Balance, the number obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Advance Rate of each such Revolving Loan or Delayed Drawdown Loan by (b) such Revolving Loan’s or Delayed Drawdown Loan’s contribution to the Adjusted Aggregate Eligible Collateral Obligation Balance by (ii) the sum of all Revolving Loans’ and Delayed Drawdown Loans’ contributions to the Adjusted Aggregate Eligible Collateral Obligation Balance.

“Withholding Agent” means the Borrower, the Facility Agent, the Collateral Agent and the Services Provider.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of email, telex, telecopier device or cable.

“Yield” means, with respect to any period, the daily interest accrued on Advances during such period as provided for in Article III.

Section 1.2                                    Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(b)                                 Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c)                                  The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d)                                 The following terms which are defined in the UCC in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated

Securities, Chattel Paper, Control, Deposit Account, Documents, Equipment, Financial Assets, Funds-Transfer System, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Account, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.

(e)                                  On each Measurement Date, the status of each Eligible Collateral Obligation shall be re-determined by the Services Provider as of such date and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount calculated on such Measurement Date.

(f)                                   Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(g)                                  Unless otherwise specified, each reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

(h)                                 All calculations required to be made hereunder with respect to the Collateral Obligations, the Maximum Availability and the Borrowing Base shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date and (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations or any funding with respect to a Revolving Loan or Delayed Drawdown Loan included in the Collateral.

(i)                                     Any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material to the ability of the Borrower or the Services Provider to perform its obligations under the Transaction Documents or to the rights and remedies of the Secured Parties under the Transaction Documents, in each case as determined by the Facility Agent in its commercially reasonable discretion.

(j)                                    For purposes of this Agreement, a Facility Termination Event or Services Provider Event of Default shall be deemed to be continuing until it is waived in accordance with Section 17.2.  In the event that the Borrower or the Services Provider notifies the Facility Agent that the occurrence which caused any Facility Termination Event or Services Provider Event of Default has been cured, the Facility Agent shall notify the Lenders, and the Facility Agent and the Lenders will consider, investigate and determine the sufficiency of such cure and notify the Borrower and the Services Provider within a reasonably prompt period of time as to whether such Facility Termination Event or Services

Provider Event of Default will be waived by the Facility Agent and the Required Lenders in accordance with Section 17.2.

(k)                                 Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Facility Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to the Facility Agent a written reconciliation in form and substance reasonably satisfactory to the Facility Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

ARTICLE II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1                                    Advances.  (a)  On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to or on behalf of the Borrower (individually, an “Advance” and collectively the “Advances”) from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the period from the Effective Date to the end of the Revolving Period; provided that there shall be no more than two (2) Advance Dates during any calendar week.

(b)                                 Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance and any purchase of Eligible Collateral Obligations in connection therewith, the aggregate outstanding principal amount of all Advances would exceed the lowest of (i) the Facility Amount, (ii) the Borrowing Base and (iii) the Maximum Availability.  Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.

Section 2.2                                    Funding of Advances.  (a)  Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Facility Agent, each Agent and the Collateral Agent of the proposed Advance at or prior to 11:00 a.m., New York City time, at least (x) in the case of Advances of more than 20% of the then-current Facility Amount, thirty-one (31) days or (y) in the case of Advances of up to 20% of the then-current Facility Amount, two (2) Business Days prior to the proposed Advance Date.  Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date (specifically identifying whether such Advance will be on two (2) Business Days’ notice or thirty-one (31) days’ notice and, if on two (2) Business Days’ notice, a calculation showing that after giving effect to such Advance not more than 20% of the Advances outstanding shall be Advances requested by the Borrower on less than thirty-one (31) days’ notice) and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable).  The amount of any Advance shall at least be equal to the least of (x) $500,000, (y) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day and (z) the (1) Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date.  Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower.  The Facility Agent shall have no obligation to lend funds hereunder in its capacity as Facility Agent.  Subject to receipt by the Collateral Agent of the Officer’s Certificate of the Borrower required under Section 6.2, and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Advances available to the Borrower by deposit to such account as may be designated by the Borrower in the Advance Request in same day funds no later than 3:00 p.m., New York City time, on such Advance Date.  The Borrower expressly acknowledges and agrees that any election by any Lender on one or more occasions to fund any Advance on any day prior to the full passage of such thirty-one (31) day notice period set forth herein shall not constitute or be deemed to be an amendment, waiver or other modification of the requirement for thirty-one (31) days’ notice prior to any Lender funding any Advance hereunder.

(b)                                 Committed Lender’s Commitment.  At no time will any Uncommitted Lender have any obligation to fund an Advance.  At all times on and after the Conduit Advance Termination Date for a Conduit Lender in a Lender Group, all Advances shall be made by the Committed Lenders in such Lender Group.  At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance.  Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect.  The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

(c)                                  Unfunded Commitment Provisions.  Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) any acceleration of the maturity of Advances pursuant to Section 13.2 and (ii) the end of the Revolving Period, the Borrower shall request an Advance in the amount of the Aggregate Unfunded Amount minus the amount already on deposit in the Unfunded Exposure Account. Following receipt of such Advance Request, the Lenders shall fund such requested amount by transferring such amount directly to the Collateral Agent to be deposited into the Unfunded Exposure Account, notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 6.2).

Section 2.3                                    Notes.  The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Advances of such Lender Group.  Each such Note shall be payable to the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable.  The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon.  Such notations shall be rebuttable presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4                                    Repayment and Prepayments.  (a) The Borrower shall repay the Advances outstanding (i) on each Distribution Date to the extent required to be paid hereunder and funds are available therefor pursuant to Section 8.3 and (ii) in full on the Facility Termination Date.

(b)                                 Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i)                    all such voluntary prepayments shall require prior written notice to the Facility Agent (with a copy to the Collateral Agent and each Agent) by 11:00 a.m. two (2) Business Days prior to such voluntary prepayment, which notice (herein called the “Prepayment Notice”) shall be in the form of Exhibit C-4 and shall include (among other things) the proposed date of such prepayment and the amount and allocation of such prepayment;

(ii)                 all such voluntary partial prepayments shall be in a minimum amount of $1,000,000; and

(iii)              each prepayment shall be applied on the Business Day received by the Facility Agent if received by 3:00 p.m., New York City time (or if received thereafter, such prepayment shall be applied on the following Business Day), on such day as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Collection Period to which such Distribution Date relates.

Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) (if any) resulting from a prepayment or payment.

Section 2.5                                    Permanent Reduction of Facility Amount.  (a) The Borrower may at any time (x) during the Revolving Period if an Extension Request has been rejected by any Lender or (y) after the end of the Revolving Period, in each case upon five Business Days’ prior written notice to the Facility Agent and each Agent, permanently reduce the Facility Amount (i) in whole or in part upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof).  In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(b)                                 As a condition precedent to any permanent reduction of the Facility Amount pursuant to Section 2.5(a), the Borrower shall pay to the Facility Agent, for the respective accounts of the Lenders, any applicable Reduction Fee.  Notwithstanding anything to the contrary herein, no Reduction Fee or other prepayment fee or premium shall be due in respect of any prepayment or permanent reduction of the Facility Amount occurring (i) during the continuation of a Non-Approval Event, (ii) after the Lenders have declined a request for extension of the Revolving Period under Section 2.6 on substantially the same terms as already set forth herein, (iii) following acceleration of the Obligations pursuant to Section 13.2, (iv) after the 24-month anniversary of the Effective Date or (v) after the Facility Agent has declined a request to or otherwise does not increase the Facility Amount in accordance with clause (i) of Section 2.8.

Section 2.6                                    Extension of Revolving Period.  The Borrower may, at any time after the first anniversary of the Effective Date and prior to the date that is 45 days prior to the last date of the Revolving Period, deliver a written notice to each Agent (with a copy to the Facility Agent) requesting an extension of the Revolving Period for an additional twelve months (each qualifying request, an “Extension Request”).  Each Lender may approve or decline an Extension Request in its sole discretion; provided, that the Lenders shall respond to an Extension Request in writing not later than 30 days following receipt of such Extension Request, and if any Lender does not respond in writing by the end of such 30 day period it shall be deemed to have denied such Extension Request.  No request by the Borrower to extend the Revolving Period shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents.

Section 2.7                                    Calculation of Discount Factor.

(a)                                 In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation, which Discount Factor shall remain effective for such Collateral Obligation except as provided in clause (b) below; provided that a Specified First Lien Loan will have an initial Discount Factor equal to 100%.

(b)                                 If, but only if, a Revaluation Event occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion; provided that if a Revaluation Event occurs as a result of a 1.00x increase in the Leverage Multiple for any Collateral Obligation (and the then-current Leverage Multiple is less than 2.00x higher than the Original Leverage Multiple), the Facility Agent may elect to decrease the Discount Factor by up to a percentage equal to (x) 1.0 minus (y)(A) the Original Leverage Multiple divided by (B) the then-current Leverage Multiple of such Collateral Obligation; provided, further that following the occurrence of any other Revaluation Event including another 1.00x increase in the Leverage Multiple (after the occurrence of the first Revaluation Event as described above), the Facility Agent in its sole discretion shall determine the Discount Factor of the applicable Collateral Obligation;

provided, further that, so long as (i) the then-current Leverage Multiple with respect to the Collateral Obligation subject to such Revaluation Event is less than 2.00x higher than the related Original Leverage Multiple and (ii) such Collateral Obligation was not previously subject to a Revaluation Event, the Services Provider may dispute the Discount Factor determined by the Facility Agent and at the expense of the Borrower elect to retain an Approved Valuation Firm to determine the Discount Factor in accordance with the Valuation Standard no later than sixty (60) days after the date of such initial determination by the Facility (any such determination not to exceed the lesser of (x) the Purchase Price paid by the Borrower for such Collateral Obligation and (y) the outstanding Principal Balance of such Collateral Obligation); provided, further, that if the Facility Agent disputes the determination of the Discount Factor by such Approved Valuation Firm, the Facility Agent may at the expense of the Borrower elect to retain a different Approved Valuation Firm to determine the Discount Factor in accordance with the Valuation Standard; provided, further, that any determination by any Approved Valuation Firm of the Discount Factor after a Revaluation Event shall be re-calculated every six (6) months after the date of such initial determination until the Services Provider provides written notice pursuant to Section 2.7(c) that such Revaluation Event is no longer continuing.  If any additional Revaluation Event occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion, and the Services Provider may dispute such Discount Factor as set forth in the preceding sentence (any such determination not to exceed the lesser of (x) the Purchase Price paid by the Borrower for such Collateral Obligation and (y) the outstanding Principal Balance of such Collateral Obligation).  In the event more than one Discount Factor has been determined by Approved Valuation Firms for any Collateral Obligation in accordance with this clause (b), the Discount Factor for such Collateral Obligation shall be recalculated by the Facility Agent as average of the valuations provided by the Approved Valuation Firms (such determination not to exceed the lesser of (x) the Purchase Price paid by the Borrower for such Collateral Obligation and (y) the outstanding Principal Balance of such Collateral Obligation).  To the extent the Services Provider has actual knowledge (after reasonable inquiry) or has received notice of any Revaluation Event with respect to any Collateral Obligation, the Services Provider shall give prompt notice thereof to the Facility Agent (but, in any event, not later than two Business Days after it receives notice or gains actual knowledge thereof).  Notwithstanding anything above to the contrary, the Services Provider shall not dispute a Revaluation Event if such Revaluation Event is caused by the applicable Collateral Obligation becoming a Defaulted Collateral Obligation.

(c)                                  If the circumstances with respect to any Collateral Obligation change, the Services Provider may provide written notice of such changed circumstance to the Facility Agent, and if no Revaluation Event shall then be continuing for such Collateral Obligation, the Facility Agent shall in its sole discretion re-evaluate the Discount Factor for such Collateral Obligation.

(d)                                 No revised Discount Factor determined pursuant to this Section 2.7 shall be effective until the Facility Agent has provided written notice of such revised Discount Factor to the Borrower, the Services Provider, each Agent and the Collateral Agent.

Section 2.8                                    Increase in Facility Amount.  The Borrower may, with the prior written consent of the Facility Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) request an increase of the Facility Amount to $750,000,000, to be effected by increasing the Commitment of the existing Lender Groups (pro rata, unless otherwise approved by the Facility Agent) and/or adding additional Lender Groups, (ii) add additional Lender Groups and/or (iii) increase the Commitment of any Lender Group, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender Group.  Any new Lender Group shall execute a Joinder Agreement (with a copy to the Collateral Agent and the Services Provider).  Notwithstanding the foregoing, no such increase shall be permitted without the prior written consent of DBNY if, after giving effect to any such increase, DBNY’s Commitment will no longer be at least 51% of the Facility Amount.

Section 2.9                                    Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                    any payment of principal, interest, fees or other amounts received by the Collateral Custodian for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Facility Agent and advised to the Collateral Custodian in writing as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Facility Agent hereunder; second, as the Borrower may request (so long as no Facility Termination Event or Unmatured Facility Termination Event exists (except to the extent caused by such Defaulting Lender, as determined by the Borrower in its sole discretion)), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Services Provider, the Facility Agent or the Collateral Agent; third, if so determined by the Facility Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Facility Termination Event or Unmatured Facility Termination Event exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(ii)                 for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Undrawn Fee for any period during which that Lender is a Defaulting Lender (and under no circumstance shall the Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)                                 If the Facility Agent and the Borrower determine in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of Advances outstanding of the other Lenders or take such other actions as the Facility Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

YIELD, UNDRAWN FEE, ETC.

Section 3.1                                    Yield and Undrawn Fee.  (a)  The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the outstanding amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full.  No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum amount permitted by Applicable Law.

(b)                                 The Borrower shall pay the Undrawn Fee on the dates specified in Section 3.2.

Section 3.2                                    Yield and Undrawn Fee Distribution Dates.  Yield accrued on each Advance (including any previously accrued and unpaid Yield) and the Undrawn Fee (as applicable) shall be payable, without duplication:

(a)                                 on the Facility Termination Date;

(b)                                 on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

(c)                                  on each Distribution Date.

Section 3.3                                    Yield Calculation.  Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding amount of Advances attributable to such Note on such day.  All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days.

Section 3.4                                    Computation of Yield, Fees, Etc.  Each Agent (on behalf of its respective Lender Group) and the Facility Agent shall determine the applicable Yield and all Fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent thereof in writing no later than the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1.

ARTICLE IV

PAYMENTS; TAXES

Section 4.1                                    Making of Payments.  Subject to, and in accordance with, the provisions hereof and Section 2.4 or Section 8.3(a), as applicable, all payments of principal of or Yield on the Advances and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds.  Payments received by any Lender or Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by such Lender or Agent on the next following Business Day.  The respective Agent for each Lender Group shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by the respective Agent as provided by Section 8.3(a) or Section 2.4, as applicable.  Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.  Payments of Yield and Undrawn Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of such Yield and Undrawn Fee due and payable to them.

Section 4.2                                    Due Date Extension.  If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

Section 4.3                                    Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Official Body in accordance with Applicable Law, or at the option of the Facility Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Facility Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this Section 4.3(d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(f)                                   Status of Lenders.

(i)                    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the

Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                 Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed copies of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section

881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g)  the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i)                                     Defined Terms.  For purposes of this Section 4.3, the term “Applicable Law” includes FATCA.

ARTICLE V

INCREASED COSTS, ETC.

Section 5.1                                    Increased Costs, Capital Adequacy.  (a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost to the Facility Agent, any Agent, any Lender, or any successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document, or (C) any Recipient is subject to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Facility Agent pursuant to Section 5.1(d), on behalf of such Affected Person, pay to the Facility Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 5.1 shall be without duplication of amounts payable under Section 4.3.

(b)                                 If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy), by an amount deemed by such Affected Person to be material, then, from time to time, after demand by such Affected Person pursuant to Section 5.1(d), the Borrower shall pay the Facility Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction but only to the extent there are amounts available therefore on any given day pursuant to Section 8.3(a).

(c)                                  If an Affected Person shall at any time (without regard to whether any Basel III Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations, then, upon demand by or on behalf of such Affected Person through the Facility Agent pursuant to Section 5.1(d), the Borrower shall pay to the Facility Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor but only to the extent that there are amounts available therefor on any given day pursuant to Section 8.3(a).

(d)                                 In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Facility Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive evidence of such amount absent manifest error.

ARTICLE VI

EFFECTIVENESS; CONDITIONS TO ADVANCES

Section 6.1                                    Effectiveness.  This Agreement shall become effective on the first day (the “Effective Date”) on which the Facility Agent, on behalf of the Lenders, shall have received the following, each in form and substance reasonably satisfactory to the Facility Agent:

(a)                                 Transaction Documents.  This Agreement and each other Transaction Document (other than the Collateral Agent Fee Letter), in each case duly executed by each party thereto;

(b)                                 Notes.  For each Lender Group that has requested the same, a Note duly completed and executed by the Borrower and payable to the Agent for such Lender Group;

(c)                                  Establishment of Pledged Accounts.  Evidence that each Pledged Account has been established;

(d)                                 Resolutions.  Certified copies of the resolutions of the board of managers (or similar items) of the Borrower, the Equityholder and the Services Provider approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(e)                                  Organizational Documents.  The certificate of formation (or similar organizational document) of each of the Borrower, the Equityholder and the Services Provider certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s, the Equityholder’s and the Services Provider’s organizational documents;

(f)                                   Good Standing Certificates.  Good standing certificates for each of the Borrower, the Equityholder and the Services Provider issued by the applicable Official Body of its jurisdiction of organization;

(g)                                  Incumbency.  A certificate of the secretary or assistant secretary of each of the Borrower, the Equityholder and the Services Provider certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h)                                 Filings.  Copies of proper financing statements, as may be necessary or, in the opinion of the Facility Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder;

(i)                                     Opinions.  Legal opinions of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Borrower, the Equityholder and the Services Provider, Eversheds Sutherland (US) LLP, counsel for the Equityholder and the Services Provider, Nixon Peabody LLP, counsel for the Collateral Agent, and Holland & Knight LLP, counsel for the Collateral Custodian, each in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request;

(j)                                    No Facility Termination Event, etc.  Each of the Transaction Documents is in full force and effect and no Facility Termination Event or Unmatured Facility Termination Event has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder;

(k)                                 Liens.  The Facility Agent shall have received (i) the results of a recent search by a Person satisfactory to the Facility Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Facility Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any  executed pay-off letters reasonably requested by the Facility Agent;

(l)                                     Payment of Fees.  The Facility Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders on the Effective Date have been paid in full;

(m)                             No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the formation date of the Equityholder and no litigation shall have commenced which, if successful, could have a Material Adverse Effect;

(n)                                 Financial Statements.  The Facility Agent has received the most recently available copies of the financial statements and reports described in Section 7.5(j) (to the extent available) certified by a Responsible Officer of the Equityholder to be true and correct; such financial statements fairly present in all material respects the financial condition of such Person as of the applicable date of issuance;

(o)                                 Compliance.  The Facility Agent, the Lenders and the Collateral Custodian shall have received sufficiently in advance of the Effective Date, all documents and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(p)                                 [Reserved]; and

(q)                                 Beneficial Ownership Certification.  The Facility Agent shall have received the Beneficial Ownership Certification in respect of the Borrower.

(r)                                    Other.  Such other approvals, documents, opinions, certificates and reports as the Facility Agent may reasonably request.

Section 6.2                                    Advances and Reinvestments.  The making of any Advance (including the initial Advance hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a)                                 No Facility Termination Event, Etc.  Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with their terms) and (i) no Facility Termination Event or Unmatured Facility Termination Event shall have occurred and be continuing or will result from the making of such Advance or Reinvestment (other than in connection with an Advance made pursuant to Section 2.2(c)), (ii) no Services Provider Event of Default or Unmatured Services Provider Event of Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment (other than in connection with an Advance made pursuant to Section 2.2(c)), (iii) the representations and warranties of the Borrower and the Services Provider contained herein and in the other Transaction Documents shall be true and correct in all material respects as of the related Funding Date (or if such representations and warranties specifically refer to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Advance or Reinvestment(or, if applicable, such earlier specified date), (iv) no Specified Borrowing Base Breach shall have occurred and be continuing, and (v) after giving effect to such Advance or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), the aggregate principal amount of all Advances outstanding will not exceed the Borrowing Base, the Maximum Availability or the Facility Amount;

(b)                                 Requests.  (i) In connection with the funding of any Advance pursuant to Section 2.2(a), the Collateral Agent, each Agent and the Facility Agent shall have received the Advance Request for such Advance in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Collateral Agent, each Agent and the Facility Agent shall have received the Reinvestment Request for such Reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c)                                  Revolving Period.  The Revolving Period shall not have ended;

(d)                                 Document Checklist.  The Facility Agent, each Agent and the Collateral Custodian shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;

(e)                                  Borrowing Base Confirmation.  The Collateral Agent, each Agent and the Facility Agent shall have received an Officer’s Certificate of the Borrower or the Services Provider (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all outstanding Advances shall not exceed the Borrowing Base, the Maximum Availability or the Facility Amount, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;

(f)                                   Collateral Quality Tests, Minimum Equity Condition.  The Collateral Agent, each Agent and the Facility Agent shall have received an Officer’s Certificate of the Borrower (or the Services Provider on behalf of the Borrower) (which may be included as part of the Advance Request or Reinvestment Request) computed as of the proposed Funding Date, and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such Funding Date, demonstrating that all of the Collateral Quality Tests and the Minimum Equity Condition are satisfied (or, in connection with a Reinvestment, if any such Collateral Quality Test is not satisfied, it is maintained or improved immediately after giving effect to such Reinvestment);

(g)                                  Hedging Agreements.  The Facility Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(h)                                 Facility Agent Approval.  In connection with the acquisition of any Collateral Obligation by the Borrower (other than with respect to Collateral Obligations acquired on the date of this Agreement), the Facility Agent shall have received the applicable Asset Approval Request and, in connection with the acquisition of any Collateral Obligation other than a Specified First Lien Loan, the Borrower shall have received a copy of an acknowledgement by the Facility Agent to such Asset Approval Request with respect to such Collateral Obligation, evidencing (1) the approval of the Facility Agent, in its sole discretion, of any and all Collateral Obligations to be added to the Collateral, (2) the assigned Discount Factor for such Collateral Obligation, (3) whether such Collateral Obligation is an Enterprise Value Loan or an Asset Based Loan, (4) whether such Collateral Obligation is a First Lien Loan, a FILO Loan (including the attaching Leverage Multiple to be used for calculation of the Advance Rate) or a Second Lien Loan and (5) with respect to any Asset Based Loan, whether such Asset Based Loan is secured by working capital, fixed assets or intellectual property;

(i)                                     Permitted Use.  The proceeds of any Advance or Reinvestment will be used solely by the Borrower for general corporate purposes consistent with the terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equityholder permitted pursuant to Section 10.16, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request or to satisfy any unfunded commitments in connection with any Revolving Loan or a Delayed Drawdown Loan; provided, that in the event that the proceeds of any Advance are not used to settled the pending acquisition of Eligible Collateral Obligations within ten (10) Business Days of the related Funding Date, such proceeds shall be returned to the Facility Agent no later than the next Business Day and such repayment shall be deemed a voluntary repayment of Advances outstanding and not, for the avoidance of doubt, a permanent reduction of the Facility Amount;

(j)                                    Appraised Value. In connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Services Provider (on behalf of the Borrower) shall have retained or shall have caused the Obligor to retain an Approved Valuation Firm to calculate the Appraised Value of (A) with respect to any such Collateral Obligation that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Collateral Obligation within twelve (12) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral and (B) with respect to all other Asset Based Loans, the collateral securing such Collateral Obligation within six (6) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral.  The Services Provider shall report the Approved Valuation Firm, appraisal metric and Appraised Value for such Collateral Obligation to the Facility Agent (with a copy to each Agent) in the Advance Request or Reinvestment Request, as applicable, related to such Collateral Obligation;

(k)                                 Borrower’s Certification.  The Borrower shall have delivered to the Collateral Agent, each Agent and the Facility Agent an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) dated the date of such requested Advance or Reinvestment certifying that the conditions described in Sections 6.2(a) through (j) have been satisfied;

(l)                                     Rating Letters.  Solely with respect to the initial advance to be made by each Conduit Lender, each applicable Agent shall have received a letter from each applicable Rating Agency confirming its rating of such Conduit Lender;

(m)                             Equity Contribution. On or prior to the date of the initial Advance hereunder, the Facility Agent shall have received satisfactory evidence that the Equityholder has contributed Eligible Collateral Obligations with an aggregate Collateral Obligation Amount (minus the amount of each Collateral Obligation included in the Excess Concentration Amount) and/or cash credited to the Principal Collection Account in an aggregate amount of at least $30,000,000;

(n)                                 Collateral Agent Fee Letter.  On or prior to the date of the initial Advance hereunder, the Facility Agent shall have received the Collateral Agent Fee Letter duly executed by each party thereto; and

(o)                                 Other.  The Facility Agent shall have received such other approvals, documents, opinions, certificates and reports as it may request, which request is reasonable as to scope, content and timing.

Section 6.3                                    Transfer of Collateral Obligations and Permitted Investments.  (a)  The Collateral Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments delivered to it in physical form to its office located at 225 W. Washington St., 9th Floor, Chicago, IL 60606.

(b)                                 On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower or the Services Provider shall direct or cause the acquisition of any Collateral Obligation or

Permitted Investment, the Borrower or the Services Provider shall, if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of “Collateral Obligation File”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of “Collateral Obligation File” to the Collateral Custodian to be maintained by the Collateral Custodian (on behalf of the Collateral Agent for the benefit of the Secured Parties) in its continuous possession at its address set forth in Section 6.3(a) above.

(c)                                  The Borrower or the Services Provider shall cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Agent for credit by it to the Principal Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i)                    in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Collateral Custodian and by (A) delivering such Instrument or Certificated Security to the Collateral Custodian at its address set forth in Section 6.3(a) above and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at its address set forth in Section 6.3(a) above;

(ii)                 in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii)              in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to the applicable Pledged Account; and

(iv)             in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of Delaware.

ARTICLE VII

ADMINISTRATION AND MANAGEMENT OF COLLATERAL OBLIGATIONS; THE EQUITYHOLDER

Section 7.1                                    Retention and Termination of the Services Provider.  The servicing, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Services Provider from time to time in accordance with this Section 7.1.  Subject to early termination due to the occurrence of a Services Provider Event of Default or as otherwise provided below in this Article VII, the Borrower hereby designates Owl Rock Capital Corporation, and Owl Rock Capital Corporation hereby agrees to serve, as Services Provider pursuant to this Agreement for as long as required hereunder.  The Services Provider is not an agent of the Facility Agent, any Agent or any Lender.

Section 7.2                                    Resignation and Removal of the Services Provider; Appointment of Successor Services Provider.  (a)  If a Services Provider Event of Default shall occur and be continuing, the Facility Agent by written notice given to the Services Provider, may terminate all of the rights and obligations of the Services Provider and appoint a successor pursuant to the terms hereof.  In addition, if the Services Provider is terminated upon the occurrence of a Services Provider Event of Default, the Services Provider shall, if so requested by the Facility Agent, acting at the direction of the Required Lenders, deliver to any successor servicer copies of its Records within five (5) Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to such successor servicer) containing as of the close of business on the date of demand all of the data maintained by the Services Provider in computer format in connection with servicing the Collateral Obligations.

(b)                                 The Services Provider shall not resign from the obligations and duties imposed on it by this Agreement as Services Provider.

(c)                                  Any Person (i) into which the Services Provider may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Services Provider shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Services Provider, or (iv) succeeding to the business of the Services Provider in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Services Provider under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Services Provider under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

(d)                                 Subject to the last sentence of this Section 7.2(d), until a successor Services Provider has commenced servicing activities in the place of the Services Provider being replaced, such Services Provider being replaced shall continue to perform the obligations of the Services Provider hereunder.  On and after the termination of the Services Provider pursuant to this Section 7.2, the successor servicer appointed by the Facility Agent shall be the successor in all respects to the Services Provider in its capacity as Services Provider under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Services Provider by the terms and provisions of this Agreement.  The Services Provider agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral Obligations, including the transfer to any successor servicer for the administration by it of all cash amounts that shall at the time be held by the Services Provider for deposit, or have been deposited by the Services Provider, or thereafter received with respect to the Collateral Obligations and the delivery to any successor servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Obligations containing all information necessary to enable the successor servicer to service the Collateral Obligations.  Notwithstanding anything contained herein to the contrary and to the extent permitted by Applicable Law without causing the Services Provider to have liability, the termination of the Services Provider shall not become effective until an entity acceptable to the Facility Agent in its sole discretion shall have assumed the responsibilities and obligations of the Services Provider.

(e)                                  At any time, the Facility Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder.  A copy of such waiver shall be promptly delivered by the waiving party to the Services Provider and the Facility Agent.

Section 7.3                                    Duties of the Services Provider.  The Services Provider shall manage, service, administer and make collections on the Collateral Obligations and perform the other actions required to be taken by the Services Provider in accordance with the terms and provisions of this Agreement and the Servicing Standard.

(a)                                 The Services Provider shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments and (iii) the Servicing Standard.  The Borrower hereby appoints the Services Provider, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Obligations.

(b)                                 The Services Provider shall administer the Collections in accordance with the procedures described herein.  The Services Provider shall (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account, (ii) deposit all Collections received directly by it into the Collection Account within one (1) Business Day of receipt thereof and (iii) cause the Equityholder and each administrative agent that is Affiliated with it to deposit all Collections received directly by the Equityholder or Affiliate into the Collection Account within two (2) Business Days of receipt thereof.  The Services Provider shall identify all Collections as either Principal Collections or Interest Collections, as applicable.  The Services Provider shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c)                                  The Services Provider shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the

Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Facility Agent, make available, or, upon the occurrence and during the continuation of a Services Provider Event of Default, deliver to the Facility Agent (with a copy to each Agent) copies of all material Records in its possession which evidence or relate to the Collections.

(d)                                 The Services Provider shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that does not constitute a Collateral Obligation or was paid in connection with a Retained Interest.

(e)                                  On each Measurement Date, the Services Provider (on behalf of the Borrower) shall monitor the status of each Eligible Collateral Obligation as of such date and provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Agent and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(f)                                   The Services Provider may, with the prior written consent of the Facility Agent, execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself.

Section 7.4                                    Representations and Warranties of the Services Provider.  The Services Provider represents, warrants and covenants as of the Effective Date and each Funding Date as to itself:

(a)                                 Organization and Good Standing.  It has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted;

(b)                                 Due Qualification.  It is duly qualified to do business as a corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect;

(c)                                  Power and Authority.  It has the power, authority and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party (in any capacity) and to perform its obligations hereunder and thereunder; and the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly authorized by the Services Provider by all necessary corporate action;

(d)                                 Binding Obligations.  This Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly executed and delivered by the Services Provider and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by

(A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e)                                  No Violation.  The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity), the consummation of the transactions contemplated thereby and the fulfillment of the terms thereof do not (A) conflict with, result in any breach of any of the terms and provisions of, its organizational documents, (B) conflict with, or result in any breach or default under, any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound, (C) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such material indenture, agreement, mortgage, deed of trust or other instrument (except as may be created pursuant to this Agreement or any other Transaction Document), or (D) violate in any material respect any Applicable Law except, in the case of subclauses (B), (C) and (D), to the extent that such occurrence would not reasonably be expected to have a Material Adverse Effect;

(f)                                   No Proceedings.  There are no proceedings or investigations pending or, to the best of the Services Provider’s knowledge (after reasonable inquiry), threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by the Transaction Documents or (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;

(g)                                  No Consents.  No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) or the consummation of the transactions contemplated thereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a Material Adverse Effect;

(h)                                 [Reserved];

(i)                                     Information True and Correct.  All information heretofore or hereafter furnished by or on behalf of the Services Provider in writing to any Lender, the Collateral Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole), as of the date such information is furnished, true and correct in all material respects (or, if not prepared by or under the direction of the Services Provider, true and correct in all material respects to the knowledge of the Services Provider (after reasonable inquiry)) and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading (or, if not prepared by or under the direction of the Services Provider, does not omit to state such a fact to the knowledge of the Services Provider (after reasonable inquiry)).  The Services Provider (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent, any Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) (after reasonable inquiry) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent, the applicable Agent or the Facility Agent, as applicable, of any such information which it found after such information was furnished to be incorrect in any material respect when furnished.

(j)                                    Financial Statements.  The Services Provider has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Services Provider for the fiscal year most recently ended and (B) the audited consolidated financial statements of the Services Provider for the fiscal quarter most recently ended, in each case when so required under Section 7.5(j).  Such financial statements (including the related notes) fairly present the financial condition of the Services Provider as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with GAAP.  There has been no material adverse change in the business, operations, financial condition, properties or assets of the Services Provider since the most recent Determination Date with respect to the most recently delivered financial statements under this clause (j) other than to the extent disclosed to and approved by the Facility Agent.  Notwithstanding the foregoing, the obligations under this clause (j) may be satisfied with respect to financial and other information of the Services Provider by furnishing (A) the applicable financial statements or other materials or (B) the Services Provider’s Form 10-K, 10-Q, 8-K or other filing, as applicable, filed with the SEC and the public  filing of such report with the SEC shall constitute delivery under this clause (j);

(k)                                 Eligibility of Collateral Obligations.  All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such calculation;

(l)                                     Collections.  The Services Provider acknowledges that all Collections received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account;

(m)                             Bulk Sales.  The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Services Provider;

(n)                                 Solvency.  The Services Provider is not the subject of any Insolvency Event.  The transactions under this Agreement and any other Transaction Document to which the Services Provider is a party do not and will not render the Services Provider not solvent;

(o)                                 Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II;

(p)                                 No Injunctions.  No injunction, writ, restraining order or other order of any nature materially adversely affects the Services Provider’s performance of its obligations under this Agreement or any Transaction Document to which the Services Provider is a party; and

(q)                                 Selection Procedures.  In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Agent or Lender.

Section 7.5                                    Covenants of the Services Provider.  Until the date on or after the Facility Termination Date on which the Commitments have been terminated in full and the Obligations (other than contingent Obligations for which no claim has been made) shall have been repaid in full:

(a)                                 Compliance with Agreements and Applicable Laws.  The Services Provider shall perform each of its obligations under this Agreement and the other Transaction Documents and comply with all Applicable Laws, including those applicable to the Collateral Obligations and all Collections thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Maintenance of Existence and Conduct of Business.  The Services Provider shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a corporation and its rights and franchises in the jurisdiction of its incorporation and (B) qualify and remain qualified as a corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder or under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Books and Records.  The Services Provider shall keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Services Provider in accordance with GAAP, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations.

(d)                                 [Reserved].

(e)                                  Compliance with Collateral Obligations and Servicing Standard.  The Services Provider shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the Services Provider under any Collateral Obligations (except, in the case of a successor Services Provider, such material provisions, covenants and other provisions shall only include those provisions relating to the collection and managing the Collateral Obligations to the extent such obligations are set forth in a document included in the related Collateral Obligation File) and shall comply with the Servicing Standard in all material respects with respect to all Collateral Obligations.

(f)                                   Maintain Records of Collateral Obligations.  The Services Provider shall, at its own cost and expense, maintain reasonably satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.  The Services Provider shall maintain its computer systems so that, from and after the time of sale of any Collateral Obligation to the Borrower, the Services Provider’s master computer records (including any back-up archives) that refer to such Collateral Obligation shall indicate the interest of the Borrower and the Collateral Agent in such Collateral Obligation and that such Collateral Obligation is owned by the Borrower and has been pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement.

(g)                                  Liens.  The Services Provider shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens; provided, that the Services Provider shall be permitted to pledge its rights to any fees, expenses or other amounts to which it is entitled hereunder and any rights related thereto, including claims, rights and interests therein and all substitutions for, additions and accessions to and proceeds thereof, any related accounts and any rights of collection.

(h)                                 Mergers.  The Services Provider shall not directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except that the Services Provider shall be permitted to merge with any entity so long as the Services Provider remains the surviving entity of such merger and such merger does not result in a Change of Control.  The Services Provider shall give prior written notice of any merger to the Facility Agent and each Agent.

(i)                                     Servicing Obligations.  The Services Provider will not (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Facility Agent is not a party without the prior written consent of the Facility Agent, (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation without the prior written consent of the Facility Agent, (iii) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (iv) following the occurrence of an Unmatured Equityholder Credit Event, agree to any amendment or modification with respect to any Collateral Obligation without the prior written consent of the Facility Agent.

(j)                                    Financial Reports.  The Services Provider shall furnish, or cause to be furnished, to the Facility Agent and each Agent:

(i)                    as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the audited consolidated financial statements for the prior year for the Services Provider and its consolidated Subsidiaries, certified by Independent Accountants (the report of which shall be unqualified), together with consolidating financial statements for the Services Provider certified by an Executive Officer of the Services Provider with appropriate knowledge stating that the information set forth therein fairly presents the financial condition of the Services Provider and its consolidated Subsidiaries as of and for such fiscal year, with all such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except for changes in the application of GAAP approved by such accountants in accordance with GAAP and disclosed therein); and

(ii)                 as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an audited consolidated and consolidating balance sheet of the Services Provider and its consolidated Subsidiaries as of the end of such fiscal quarter, and the unaudited consolidated and consolidating statements of income of the Services Provider and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an Executive Officer of the Services Provider identifying such documents as being the documents described in this paragraph (ii) and stating that the information set forth therein fairly presents the financial condition of the Services Provider and its consolidated Subsidiaries as of and for the periods then ended, subject to year-end adjustments and confirming that the Services Provider is in compliance with all financial covenants in the Transaction Documents (or, if the Services Provider is not in compliance, specifying the nature and status thereof).

Notwithstanding the foregoing, the obligations under this clause (j) may be satisfied with respect to financial and other information of the Services Provider by furnishing (A) the applicable financial statements or other materials or (B) the Services Provider’s Form 10-K, 10-Q, 8-K or other filing, as applicable, filed with the SEC and the public  filing of such report with the SEC shall constitute delivery under this clause (j).

(k)                                 Obligor Reports.  The Services Provider shall furnish to the Facility Agent, with respect to each Obligor:

(i)                    within 15 Business Days of the completion of the Services Provider’s portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly), without duplication of any other reporting requirements set forth in this Agreement or any other Transaction Document, (i) any financial reporting packages with respect to such Obligor and with respect to each Collateral Obligation for such Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Services Provider as of the date of the completion of such review and (ii) the internal monitoring report prepared by the Services Provider with respect to each Obligor.  In no case, however, shall the Services Provider be obligated hereunder to deliver such Obligor reports to the Facility Agent more than once per calendar month.  Upon demand by the Facility Agent, the Services Provider will provide such other information as the Facility Agent may reasonably request with respect to any Collateral Obligation or Obligor (to the extent reasonably available to the Services Provider).

(ii)                 within 10 Business Days of each one-year anniversary of the date on which the related Collateral Obligation was acquired by the Borrower, updated Obligor Information for such Obligor.

(l)                                     Commingling. The Services Provider shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

(m)                             Proceedings.  The Services Provider shall furnish to the Facility Agent, as soon as possible and in any event within three (3) Business Days after the Services Provider receives notice or obtains actual knowledge thereof (after reasonable inquiry), notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s interest in the Collateral or the Services Provider, in each case which could reasonably be expected to cause a material adverse effect.

Section 7.6                                    [Reserved].

Section 7.7                                    Covenants of the Equityholder.  Until the date on or after the Facility Termination Date on which the Commitments have been terminated in full and the Obligations (other than contingent Obligations for which no claim has been made) shall have been repaid in full:

(a)                                 Equity of the Borrower.  The Equityholder shall neither pledge the equity interests of the Borrower nor otherwise permit any equity interests of the Borrower to be subject to a Lien.

(b)                                 Limited Liability Formalities.  The Equityholder will adhere to the limited liability formalities of the Borrower in all transfers of assets and other transactions between the Equityholder and the Borrower.  In general, the Equityholder observes the appropriate limited liability company formalities of the Borrower under Applicable Law.

Section 7.8                                    Collateral Reporting.  The Services Provider shall cooperate with the Collateral Agent in the performance of the Collateral Agent’s duties under Section 11.3.  Without limiting the generality of the foregoing, the Services Provider shall supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder.

Section 7.9                                    Notices.  The Services Provider shall deliver to the Facility Agent and the Collateral Agent, promptly after having obtained knowledge thereof (after reasonable inquiry), notice of any Services Provider Event of Default, Facility Termination Event or Material Modification.  The Services Provider shall deliver to the Facility Agent and the Collateral Agent, promptly after having obtained knowledge thereof (after reasonable inquiry), but in no event later than two Business Days thereafter, written notice in an Officer’s Certificate of any Unmatured Services Provider Event of Default or Unmatured Facility Termination Event.

Section 7.10                             Procedural Review of Collateral Obligations; Access to Services Provider and Services Provider’s Records.  (a)  Each of the Borrower and the Services Provider shall, at the Borrower’s expense, permit representatives of the Facility Agent at any time and from time to time as the Facility Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (B) to visit its properties in connection with the collection, processing or managing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters.  Each of the Borrower and the Services Provider agrees to render to the Facility Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Services Provider’s business and operations.  So long as no Unmatured Facility Termination Event, Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year.  During the existence of an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Services Provider Event of Default or a Services Provider Event of Default, there shall be no limit on the timing or number of such inspections and no prior notice will be required before any inspection.

(b)                                 The Borrower and the Services Provider, as applicable, at the Borrower’s expense, shall provide to the Facility Agent access to the documentation evidencing the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, in such cases where the Facility Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Facility Termination Event, Facility Termination Event or Services Provider Event of Default has occurred and is continuing), (ii) during normal business hours and (iii) up to twice per calendar year (so long as no Unmatured Facility Termination Event, Facility Termination Event or Services Provider Event of Default has occurred and is continuing).  From and after the Effective Date and periodically thereafter at the reasonable discretion of the Facility Agent, the Facility Agent may review the Borrower’s and the Services Provider’s collection and administration of the Collateral Obligations in order to assess compliance by the Services Provider with the Services Provider’s written policies and procedures, as well as this Agreement and may, no more than once in any calendar year, conduct an audit of the Collateral Obligations and Records in conjunction with such review.

(c)                                  Nothing in this Section 7.10 shall derogate from the obligation of the Borrower and the Services Provider to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Services Provider to provide access as a result of such obligation shall not constitute a breach of this Section 7.10.

(d)                                 The Services Provider shall bear the costs and expenses of all audits and inspections permitted by this Section 7.10 as well as Section 18.6

Section 7.11                             Optional Sales.  (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:

(i)                    immediately after giving effect to such Optional Sale:

(A)                               except as set forth in clause (E)(6) below, each Collateral Quality Test is satisfied, or if not satisfied, the degree of compliance with each Collateral Quality Test is maintained or improved;

(B)                               the Minimum Equity Condition is satisfied;

(C)                               the Advances outstanding shall not exceed the lower of (x) the Borrowing Base or (y) the Maximum Availability;

(D)                               (1) no Facility Termination Event, Unmatured Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default shall have occurred and be continuing (provided, that, if an Unmatured Facility Termination Event is continuing, the Borrower may make an Optional Sale if, after giving effect to such Optional Sale, such event is cured (although, for the avoidance of doubt, such event shall be continuing for all purposes hereunder until the settlement date of such Optional Sale)) and (2) no Unmatured Equityholder Credit Event shall have occurred;

(E)                                the Aggregate Eligible Collateral Obligation Amount of all Collateral Obligations sold by the Borrower during the then-current calendar year does not exceed 30% of the highest Aggregate Eligible Collateral Obligation Amount on any day of such calendar year; provided, that, this clause (E) shall not apply to:

(1)                                 any Optional Sale made to cure one or more Collateral Quality Tests (so long as, immediately following such Optional Sale, (I) each Collateral Quality Test (other than the Minimum Diversity Test) is satisfied, or if not satisfied, the degree of compliance with each such test or condition is maintained or improved, (II) the Minimum Equity Condition is satisfied, (III) the Advances outstanding do not exceed either the Borrowing Base or the Maximum Availability and (IV) the Minimum Diversity Test is satisfied);

(2)                                 any Optional Sale made to reduce the Advances outstanding to be less than the Borrowing Base or the Maximum Availability or the Minimum Equity Condition (so long as, immediately following such Optional Sale, (I) the Minimum Equity Condition is satisfied, (II) the Advances outstanding do not exceed either the

Borrowing Base or the Maximum Availability and (III) the Minimum Diversity Test is satisfied);

(3)                                 any Optional Sale of any Collateral Obligation with a Discount Factor less than par, so long as (I) during the Revolving Period, such Collateral Obligation is sold at a price (expressed as a percentage of par) not less than its Discount Factor and (II) after the Revolving Period, such Collateral Obligation is either (x) sold at a price that is not less than the outstanding principal amount of such Collateral Obligation or (y) sold at a price that is less than the outstanding principal amount of such Collateral Obligation and the Borrower receives a contribution to capital from the Equityholder at least equal to the difference between such outstanding principal amount and such price;

(4)                                 any Optional Sale of a Collateral Obligation that has a Collateral Obligation Amount of zero;

(5)                                 any Optional Sale of any portion of a Collateral Obligation constituting an Excess Concentration; and

(6)                                 any Optional Sale to effect a Permitted Securitization if (1) such sale is effected in accordance with clause (iv) below, (2) immediately following such Optional Sale, each Collateral Quality Test (other than the Minimum Diversity Test) is satisfied, or if not satisfied, the degree of compliance with each Collateral Quality Test is maintained or improved and (3) the Minimum Diversity Test is satisfied; and

(F)                                 as of the date the Borrower commits to such Optional Sale, the aggregate Principal Balance of all Defaulted Collateral Obligations sold by the Borrower to the Equityholder or its Affiliates shall not exceed 15% of the highest aggregate Principal Balance of all Eligible Collateral Obligations on any day during the twelve-month period preceding such date (or such higher amount approved by the Facility Agent in its sole discretion).

(ii)                 at least one (1) Business Day prior to the date of any Optional Sale, the Services Provider shall give the Facility Agent, each Agent, the Collateral Custodian and the Collateral Agent written notice of such Optional Sale, which notice shall identify the related Collateral subject to such optional sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating compliance with clauses (a)(i)(A), (B) and (C) above and all other conditions set forth herein are satisfied and (y) a certificate of the Services Provider substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii)              such Optional Sale shall be made by the Services Provider, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv)             if such Optional Sale is to an Affiliate of the Borrower or the Services Provider, such Optional Sale is made on an arms-length basis at a price at least equal to the fair market value of the Collateral Obligation being sold and the Facility Agent has given its prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless such Optional Sale is made at a price at least equal to (x) during the Revolving Period, the Collateral Obligation Amount of the Collateral Obligation being sold or (y) after the end of the Revolving Period, the outstanding principal amount of such Collateral Obligation (or at a price that is less than the outstanding principal amount of such Collateral Obligation but not less than the fair market value of such Collateral Obligation and the Borrower receives a contribution to capital from the Equityholder at least equal to the difference between such outstanding principal amount and such price); and

(v)                on the date of such Optional Sale, all proceeds from such Optional Sale will be deposited directly into the Collection Account.

(b)                                 In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower (or the purchaser thereof from the Borrower) without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.

(c)                                  The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Facility Agent, the Collateral Agent, the Collateral Custodian, each Agent and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale).

(d)                                 In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower, or the Services Provider on its behalf, may reasonably request.

Section 7.12           Repurchase or Substitution of Warranty Collateral Obligations.  In the event of (x) a Repurchase Event or (y)(A) a breach of Section 9.5, Section 9.13 or Section 9.26 or (B) a material breach of any other representation, warranty, undertaking or covenant set forth in Section 7.4(k), Article IX, Article X, Section 18.3 or Section 18.5(b) with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation) (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Services Provider and (y) receipt by the

Equityholder or the Services Provider of written notice thereof given by the Facility Agent (with a copy to each Agent), the Borrower shall either (a) repay Advances outstanding in an amount equal to the greater of (I) the aggregate Repurchase Amount or (II) the aggregate Collateral Obligation Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) with respect to any Repurchase Event, require the Equityholder pursuant to the Sale Agreement to repurchase such Warranty Collateral Obligation or substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that (i) no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period either (x) such Repurchase Event shall no longer be continuing or (y) the representations and warranties set forth in clause (A) above with respect to such Warranty Collateral Obligation shall be made true and correct and the representations, warranties, undertakings and covenants set forth in clause (B) above with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day and (ii) solely with respect to any Collateral Obligation which becomes a Warranty Collateral Obligation during the Revolving Period, no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation if after excluding such Warranty Collateral Obligation from the Borrowing Base, the aggregate principal amount of all Advances outstanding do not exceed the Borrowing Base, the Maximum Availability or the Facility Amount; provided, further that after the end of the Revolving Period, any such repayment or substitution shall be effected no later than the earlier to occur of (i) 30 days and (ii) the next Distribution Date, in each case after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Services Provider and (y) receipt by the Equityholder or the Services Provider of written notice thereof given by the Facility Agent (with a copy to each Agent).

Section 7.13                             Servicing of REO Assets.  (a)  If, in the reasonable business judgment of the Services Provider, it becomes necessary to convert any Collateral Obligation that is secured by real property into an REO Asset, the Services Provider shall first cause the Borrower to transfer and assign such Collateral Obligation (or the portion thereof owned by the Borrower) to a special purpose vehicle (the “REO Asset Owner”) using a contribution agreement reasonably acceptable to the Facility Agent.  All equity interests of the REO Asset Owner acquired by the Borrower shall immediately become a part of the Collateral and be subject to the grant of a security interest under Section 12.1 and shall be promptly delivered to the Collateral Agent, each undated and duly indorsed in blank.  The REO Asset Owner shall be formed and operated pursuant to organizational documents reasonably acceptable to the Facility Agent.  After execution thereof, the Services Provider shall prevent the REO Asset Owner from agreeing to any amendment or other modification of the REO Asset Owner’s organizational documents without first obtaining the written consent of the Facility Agent.  The Services Provider shall cause each REO Asset to be serviced (i) in accordance with Applicable Law, (ii) with reasonable care and diligence, (iii) in accordance with the applicable REO Asset Owner’s operating agreement, and (iv) in accordance with the Servicing Standard (collectively, the “REO Servicing Standard”).  The Services Provider will cause all “Distributable Cash” (or comparable definition set forth in the REO Asset Owner’s organization documents) to be deposited into the Collection Account within two (2) Business Days of receipt thereof.

(b)                                 In the event that title to any Related Property is acquired on behalf of the REO Asset Owner for the benefit of its members in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a REO Asset Owner.  The Services Provider shall cause the REO Asset Owner to manage, conserve, protect and operate each REO Asset for its members solely for the purpose of its prompt disposition and sale.

(c)                                  Notwithstanding any provision to the contrary contained in this Agreement, the Services Provider shall not (and shall not permit the REO Asset Owner to) obtain title to any Related Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the REO Asset Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local Environmental Law, unless the Services Provider has previously determined in accordance with the REO Servicing Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:

(i)                    such Related Property is in compliance in all material respects with applicable Environmental Laws, and

(ii)                 there are no circumstances present at such Related Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation.

(d)                                 In the event that the Phase I or other environmental assessment first obtained by the Services Provider with respect to Related Property indicates that such Related Property may not be in compliance with applicable Environmental Laws or that Hazardous Materials may be present but does not definitively establish such fact, the Services Provider shall cause the Borrower to immediately sell the related Collateral Obligation in accordance with Section 7.11 to the extent permitted thereunder.

ARTICLE VIII

PLEDGED ACCOUNTS; PAYMENTS

Section 8.1                                    Pledged Accounts.  (a)  On or prior to the Effective Date, the Services Provider shall establish each Pledged Account in the name of the Borrower and each Pledged Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary, who shall forward funds from the Collection Account to the Collateral Agent for application by the Collateral Agent pursuant to Section 8.3 and the applicable Monthly Report.  If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Pledged Account ceases to be an Eligible Account (with notice to the Services Provider, the Facility Agent and each Agent), then the Services Provider shall transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower or at the direction of the Services Provider (i) to fund any draw requests of the relevant Obligors under any Revolving Loan or a Delayed Drawdown Loan, or (ii) to make a deposit into the Collection Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than (i) prior to the end of the Revolving Period, the Aggregate Unfunded Equity Amount and (ii) after the Revolving Period, the Aggregate Unfunded Amount.

Following the Facility Termination Date, the Services Provider shall forward any draw request made by an Obligor under a Revolving Loan or a Delayed Drawdown Loan, along with wiring instructions for the applicable Obligor, to the Collateral Agent (with a copy to the Facility Agent and each Agent) along with an instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such instructions from the Services Provider.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Revolving Loan included in the Collateral and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Services Provider shall direct the Collateral Agent to and the Collateral Agent shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(b)                                 All amounts held in any Pledged Account shall, to the extent permitted by Applicable Law, be invested by the Collateral Agent, as directed by the Services Provider in writing (or, if the Services Provider fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature (i) with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts relate and (ii) with respect to the Unfunded Exposure Account, on the immediately following Business Day.  Any such written direction shall certify that any such investment is authorized by this Section 8.1.  Investments in Permitted Investments shall be made in the name of the Securities Intermediary, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity.  If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Services Provider or, if the Services Provider shall fail to give such direction, the Facility Agent.  The Collateral Agent shall, upon written request, provide the Facility Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer).  In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Services Provider or the Facility Agent, as applicable, to timely provide investment instructions or disposition instructions, as applicable, to the Collateral Agent.  To the extent agreed to by the Borrower or the Services Provider or the Collateral Agent and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments.  Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(c)                                  Neither the Borrower nor the Services Provider shall have any rights of direction or withdrawal, with respect to amounts held in any Pledged Account, except to the extent explicitly set forth herein (including the withdrawal rights for the Unfunded Exposure Account set forth in Section 8.1(a)).

Subject to the other provisions hereof, the Collateral Agent shall have sole Control (within the meaning of the UCC) over each Pledged Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1.  All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Pledged Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.3(a).

(d)                                 The Equityholder may, from time to time in its sole discretion (x) deposit amounts into the Principal Collection Account or the Unfunded Exposure Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower.  All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base, the Maximum Availability and the Minimum Equity Condition.

Section 8.2                                    Excluded Amounts.  The Services Provider may direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Pledged Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Services Provider has, prior to such withdrawal and consent, delivered to the Facility Agent and the Collateral Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Facility Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice.

Section 8.3                                    Distributions, Reinvestment and Dividends.  (a) On each Distribution Date, the Collateral Agent shall distribute from the Collection Account, in accordance with the applicable Monthly Report prepared by the Collateral Agent and approved by the Facility Agent pursuant to Section 8.5, the Amount Available for such Distribution Date in the following order of priority:

(i)                    From the Interest Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A)                               FIRST, to the payment of Taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $25,000 on any Distribution Date;

(B)                               SECOND, pro rata, to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses for the related Collection Period, which expenses shall not exceed in the aggregate the amount of the Capped Fees/Expenses;

(C)                               THIRD, (1) if no Unmatured Equityholder Credit Event has occurred, to the Services Provider (unless waived or deferred in whole or in part by the Services Provider), any accrued and unpaid Primary Servicing Fee for the related Collection Period or (2) otherwise, (A) one half of any accrued and unpaid Primary Servicing Fee for the related Collection Period to the Services Provider and (B) one half of any accrued and unpaid Primary Servicing Fee for the related Collection Period to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding;

(D)                               FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(i)(D), (1) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (2) to the Facility Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees and Indemnified Amounts due to the Lenders, the Agents and the Facility Agent and (3) to the Hedge Counterparties, any amounts owed on the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E)                                FIFTH, during the Revolving Period (and including, for the avoidance of doubt, during the continuance of a Specified Borrowing Base Breach), to the Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Advances (1) in the amount necessary to reduce the Advances outstanding to an amount not to exceed the lower of the Borrowing Base and the Maximum Availability and (2) if either (or both of) the Minimum Diversity Diversion Test or the Minimum Equity Condition is not satisfied on such Distribution Date, in the amount necessary to satisfy the Minimum Diversity Diversion Test and the Minimum Equity Condition;

(F)                                 SIXTH, after the end of the Revolving Period, (1) if a Revaluation Diversion Event has occurred, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding and (2) with respect to any Warranty Collateral Obligation that has not been repurchased or substituted pursuant to Section 7.12, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in an amount equal, without duplication of previous payments pursuant to this subclause (2) or Section 7.12, to the Collateral Obligation Amount of all such Warranty Collateral Obligations;

(G)                               SEVENTH, to the Services Provider (unless waived or deferred in whole or in part by the Services Provider), any fees of the Services Provider in an aggregate amount not to exceed the amount of any accrued and unpaid Secondary Servicing Fee for the related Collection Period, as well as any expenses of the Services Provider or other amounts owing to the Services Provider, in each case reimbursable or owing hereunder;

(H)                              EIGHTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(i)(H), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(I)                                   NINTH, to any Affected Persons, any Increased Costs then due and owing;

(J)                                   TENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(A) above, to the payment of Taxes and governmental fees owing by the Borrower, if any;

(K)                               ELEVENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(L)                                TWELFTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, pro rata to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral

Agent, the Securities Intermediary and the Collateral Custodian under the Transaction Documents;

(M)                            THIRTEENTH, at the election of the Services Provider to pay to the Services Provider any deferred and unpaid Primary Servicing Fee or deferred and unpaid Secondary Servicing Fee;

(N)                               FOURTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a)(i); and

(O)                               FIFTEENTH, (x) during an Unmatured Facility Termination Event or an Unmatured Services Provider Event of Default, to remain in the Interest Collection Account as Interest Collections or (y) otherwise (A) during the Revolving Period, at the election of the Borrower, the remaining Amount Available constituting Interest Collections (1) to be deposited in the Principal Collection Account as Principal Collections to be reinvested in additional Collateral Obligations or (2) to the Borrower and (B) after the end of the Revolving Period, the remaining Amount Available constituting Interest Collections to the Borrower.

(ii)                 From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A)                               FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;

(B)                               SECOND, after the end of the Revolving Period and to the extent not paid pursuant to Section 8.3(a)(i)(F), to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding;

(C)                               THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (G) through (L) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D)                               FOURTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(i)(M), to the Collateral Agent and the Collateral Custodian, any costs and expenses due to the Collateral Agent and the Collateral Custodian under the Transaction Documents (other than Increased Costs and Indemnified Amounts);

(E)                                FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (N) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder; and

(F)                                 SIXTH, (x) during an Unmatured Facility Termination Event or an Unmatured Services Provider Event of Default, to remain in the Principal

Collection Account as Principal Collections or (y) otherwise (A) during the Revolving Period, to remain in the Principal Collection Account as Principal Collections and (B) after the end of the Revolving Period, the remaining Amount Available constituting Principal Collections to the Borrower.

(b)                                 During the Revolving Period, the Borrower may make distributions pursuant to Section 10.16.  The Borrower may also withdraw from the Collection Account (x) any Principal Collections, or (y) if after giving effect to such withdrawal, the Borrower is able to make all required payments pursuant to Section 8.3 on the next Payment Date on a pro forma basis, Interest Collections, and apply such Collections to (A) prepay the Advances outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”), subject to the following conditions:

(i)                    the Borrower shall have given written notice to the Collateral Agent, each Agent and the Facility Agent of the proposed Reinvestment at or prior to 3:00 p.m., New York City time, two Business Days prior to the proposed date of such Reinvestment (the “Reinvestment Date”).  Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date and the amount of such proposed Reinvestment and shall be accompanied by an Asset Approval Request with respect to the Collateral Obligations the Borrower proposes to acquire;

(ii)                 each condition precedent set forth in Section 6.2 shall be satisfied;

(iii)              upon the written request of the Borrower (or the Services Provider on the Borrower’s behalf) delivered to the Collateral Agent no later than 11:00 a.m. New York City time on the Reinvestment Date, the Collateral Agent shall have provided to the Facility Agent and each Agent by facsimile or e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv)             any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.

Subject to the Collateral Agent’s receipt of an Officer’s Certificate of the Services Provider as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

(c)                                  At any time, the Borrower may withdraw from the Principal Collection Account the proceeds of any Advance on deposit therein as may be needed to settle any pending acquisition of an Eligible Collateral Obligation within ten (10) Business Days of the Funding Date with respect to such Advance.

Section 8.4                                    Fees.  The Borrower shall pay, pursuant hereto, the Undrawn Fee, the Make-Whole Fee, the Reduction Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated on or after the date hereof, signed by the Borrower, the Facility Agent and/or any applicable Lender Group (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.5                                    Monthly Report.  The Collateral Agent shall prepare (based on information provided to it by the Services Provider, the Facility Agent, the Agents and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Facility Agent, each Agent the Borrower and the Services Provider on each Reporting Date starting with the Reporting Date in February 2019.  If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Agent and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Facility Agent) a copy of such notice and information to the Facility Agent, each Agent and the Services Provider.  If the Collateral Agent agrees with any such correction and unless the Collateral Agent is otherwise timely directed by the Facility Agent, the Collateral Agent shall distribute a revised Monthly Report on the Business Day after it receives such information.  If the Collateral Agent does not agree with any such correction or it is directed by the Facility Agent that the Collateral Agent should not make such correction, the Collateral Agent shall (within one Business Day) contact the Facility Agent and request instructions on how to proceed.  The Facility Agent’s reasonable determination with regard to any disputed item, after consultation with the Services Provider, in the Monthly Report shall be final.

The Services Provider shall cooperate with the Collateral Agent in connection with the preparation of the Monthly Reports and any supplement thereto.  Without limiting the generality of the foregoing, the Services Provider shall supply any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Collateral and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder.  Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, (i) the Services Provider shall be responsible for providing the Collateral Agent the information required for parts (a) through (c) of Exhibit D for such Monthly Report and (ii) the Facility Agent and the Lenders shall be responsible for providing to the Collateral Agent the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Agent may conclusively rely.  The Services Provider and the Facility Agent shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates.  Upon receipt of approval from the Services Provider and the Facility Agent, the Collateral Agent shall send such reports, instructions, statements and certificates to the Borrower and the Services Provider for execution.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the Facility Agent, the Agents and the Lenders as to itself, as of the Effective Date and each Funding Date, as follows:

Section 9.1                                    Organization and Good Standing.  It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.  It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and its interest in the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2                                    Due Qualification.  It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3                                    Power and Authority.  It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; it has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.

Section 9.4                                    Binding Obligations.  This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

Section 9.5                                    Security Interest.  This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC, and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitutes Security Entitlements (a) all of such Security Entitlements have been credited to the Pledged Accounts and the Securities Intermediary has agreed to treat all assets (other than cash) credited to the Pledged Accounts as Financial Assets and that any cash credited to the Pledged Accounts shall be held in the related Deposit Account that forms part of such Pledged Account and which the Securities Intermediary has agreed shall be maintained as, “deposit accounts” as defined in Section 9-102 of the UCC, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Pledged Accounts and (c) the Pledged Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the

Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Services Provider to, cause cash in the Pledged Accounts to be invested or distributed in accordance with this Agreement; all Pledged Accounts constitute Securities Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the transfer and granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, subject to the delivery requirements contained herein and/or Section 18.7, will be delivered to the Collateral Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Collateral Custodian upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Collateral Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective.

Section 9.6                                    No Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which the Borrower is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its Constituent Documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate in any material respect any Applicable Law or in any way materially adversely affect the Borrower’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 9.7                                    No Proceedings.  There are no proceedings or investigations pending or, to its knowledge (after reasonable inquiry), threatened against the Borrower, before any court or

Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

Section 9.8                                    No Consents.  It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.9                                    Solvency.  It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents.  After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.10                             Compliance with Laws.  It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with Official Bodies, decrees and orders with respect to its business and properties and all Collateral.

Section 9.11                             Taxes.  For U.S. federal income tax purposes, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder is a U.S. Person.  It has filed on a timely basis all federal and other material Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all federal and other material Taxes due and payable by it and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).  No Lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge.  Any Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due at or prior to the Effective Date or the Advance Date, as applicable.

Section 9.12                             Monthly Report.  Each Monthly Report is accurate in all material respects as of the date thereof.

Section 9.13                             No Liens, Etc.  The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in each Collateral Obligation and the other Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority with respect to such other Collateral) that a security interest in such other Collateral may be perfected under the applicable UCC.  The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement.  There are no judgments or Liens for Taxes with respect to the Borrower and no claim has been asserted with respect to the Taxes of the Borrower.

Section 9.14                             Information True and Correct.  All information (other than any information provided to the Borrower by an un-Affiliated third party) heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent, any Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole), as of the date such information is furnished, true and correct in all material respects (or if not prepared by or under the direction of a Borrower, is true and correct in all material respects to the Borrower’s knowledge (after reasonable inquiry)) and does not omit to state any material fact necessary to make the statements contained therein not misleading (or, if not prepared by or under the direction of a Borrower, does not omit to state such a fact to the Borrower’s knowledge (after reasonable inquiry)).  With respect to any information received from any un-Affiliated third party, the Borrower (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent, any Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent, the applicable Agent or the Facility Agent, as applicable, of any such information which it found after such information was furnished to be incorrect in any material respect when furnished.

Section 9.15                             Bulk Sales.  The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 9.16                             Collateral.  Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17                             Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of the Facility Agent, any Agent or any Lender.

Section 9.18                             Indebtedness.  The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.19                             No Injunctions.  No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

Section 9.20                             No Subsidiaries.  The Borrower has no Subsidiaries other than REO Asset Owners.

Section 9.21                             ERISA Compliance.  The Borrower does not sponsor, maintain or, except as would not reasonably be expected to have a Material Adverse Effect, have any liability to contribute to, any benefit plans subject to ERISA.  The Borrower is not and will not be a Benefit Plan Investor.

Section 9.22                             Investment Company Status.  It is not an “investment company” or a company controlled by an “investment company,” as such terms are defined in the 1940 Act.

Section 9.23                             Set-Off, Etc.  No Collateral Obligation has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and for amendments, extensions and modifications, if any, to such Collateral otherwise permitted hereby and in accordance with the Servicing Standard.

Section 9.24                             Collections.  The Borrower acknowledges that (i) all Obligors (and related agents) have been directed to make all payments directly to the Collection Account and (ii) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the applicable Collection Account in accordance with Section 10.10.

Section 9.25                             Value Given.  The Borrower has given fair consideration and reasonably equivalent value to the Equityholder (including, for this purpose, equity of the Borrower) or the applicable third party seller in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26                             Use of Proceeds.  The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation U or Regulation X.

Section 9.27                             Separate Existence.  The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Equityholder, and the Borrower hereby acknowledges that the Facility Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity.  Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Equityholder (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28                             Transaction Documents.  The Transaction Documents delivered, together with the Constituent Documents of the Borrower, to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other.  Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to the this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim; provided that, with respect to any Assigned Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the Elevation (as defined in the Sale Agreement) of such Assigned Participation Interest.  All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement.  The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder; provided that, with respect to any Assigned Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the Elevation (as defined in the Sale Agreement) of such Assigned Participation Interest.

Section 9.29                             EEA Financial Institution.  The Borrower is not an EEA Financial Institution.

Section 9.30                             Sanctions, Anti-Money Laundering.  (a)  Neither the Borrower nor any Affiliate, officer or director, acting on behalf of the Borrower is (i) named on any sanctions list administered or imposed by the U.S. Government including by the Office of Foreign Assets Control (“OFAC”), or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, Her Majesty’s Treasury in the UK, Germany, Canada or Australia (collectively, “Sanctions”), (ii) a Person that resides, is organized or located in any of the Sanctioned Countries or whose subscription funds are transferred from or through any Sanctioned Countries (a “Sanctions Target”) or (iii) is owned 50% or more or otherwise controlled, directly or indirectly by, or acting on behalf of, one or more Sanctions Targets.  The Borrower is and each Affiliate, officer or director acting on behalf of the Borrower is in compliance with Sanctions.

(b)                                 The Borrower is in compliance with, in all material  respects, all applicable anti-money laundering laws and regulations, including the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”). No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Money Laundering Laws, or, to the knowledge of the Borrower (after reasonable inquiry), threatened.

Section 9.31                 Anti-Bribery and Corruption.

(a)                                 Neither the Borrower nor, to the best of the Borrower’s knowledge (after reasonable inquiry), any director, officer, employee, or anyone acting on behalf of the Borrower has engaged in any activity, or will take any action, directly or indirectly, which would breach applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).

(b)                                 The Borrower and their Affiliates have each conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all Anti-Bribery and Corruption Laws and with the representation and warranty contained herein.

(c)                                  No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Bribery and Corruption Laws.

(d)                                 The Borrower will not directly or indirectly use, lend or contribute the proceeds of the Advances for any purpose that would breach the Anti-Bribery and Corruption Laws.

ARTICLE X

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed (other than as expressly survive the termination of this Agreement), the Borrower hereby covenants and agrees with the Lenders, the Agents and the Facility Agent that:

Section 10.1                             Protection of Security Interest of the Secured Parties.  (a)  At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware.  From time to time thereafter, the Borrower shall file (and the Borrower hereby authorizes the Collateral Agent to so file) such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof.  The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.  In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Facility Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Facility Agent shall have any liability in connection therewith.

(b)                                 The Borrower shall not change its name, jurisdiction, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Facility Agent, each Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent, each Agent and Facility Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c)                                  The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.  Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation or Substituted Collateral Obligation or otherwise as expressly permitted by this Agreement.

(d)                                 Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 10.2                             Other Liens or Interests.  Except for the security interest granted hereunder and as otherwise expressly permitted hereunder, including pursuant to Sections 7.11, 7.12 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3                             Costs and Expenses.  The Borrower shall pay (or cause to be paid) all of its reasonable costs, charges and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4                             Reporting Requirements.  The Borrower shall furnish, or cause to be furnished, to the Facility Agent, the Collateral Agent and each Lender:

(a)                                 as soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower shall have knowledge (after reasonable inquiry) of the occurrence of a Facility Termination Event, Unmatured Facility Termination Event, Services Provider Event of Default or Unmatured Services Provider Event of Default, the statement of an Executive Officer of the Borrower setting forth complete details of such event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(b)                                 promptly, from time to time, such other information, documents, records or reports respecting the Collateral Obligations or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request;

(c)                                  promptly, in reasonable detail, (i) of any Adverse Claim known to it that is made or asserted against any of the Collateral, (ii) any Material Modification, (iii) any Revaluation Event known to it (after reasonable inquiry) and (iv) any Proceeding to the extent and as required by Section 10.26;

(d)                                 promptly, in reasonable detail, any new or updated information reasonably requested by a Lender in connection with “know your customer” laws or any similar regulations; and

(e)                                  promptly following any request therefor, the Borrower shall deliver to the Facility Agent information and documentation reasonably requested by the Facility Agent for purposes of compliance with its Beneficial Ownership Certification.

Section 10.5                             Separate Existence.  (a)  The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of any of its equityholders or any Affiliate thereof.

(b)                                 It shall maintain records and books of account separate from those of any other Person.

(c)                                  It shall pay its own operating expenses and liabilities from its own funds.

(d)                                 It shall ensure that the annual financial statements of the Borrower and the Equityholder shall disclose the effects of the transactions contemplated hereby in accordance with GAAP.

(e)                                  It shall not hold itself out as being liable for the debts of any other Person.  It shall not pledge its assets to secure the obligations of any other Person.  It shall not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit or assets as being available to pay the obligations of any other Person.

(f)                                   It shall keep its assets and liabilities separate from those of all other entities.  Except as expressly contemplated herein with respect to Excluded Amounts, it shall not commingle its assets with assets of any other Person.

(g)                                  It shall maintain bank accounts or other depository accounts separate from any other person or entity, including any Affiliate.

(h)                                 To the extent required under GAAP, it shall ensure that any consolidated financial statements including the Borrower, if any, have notes to the effect that the Borrower is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equityholders.

(i)                                     It shall not amend, supplement or otherwise modify its Constituent Documents, except in accordance therewith and with the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

(j)                                    It shall at all times hold itself out to the public and all other Persons as separate from its Affiliates and from any other Person.

(k)                                 It shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and shall pay any taxes required to be paid under Applicable Law.

(l)                                     It shall conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence.

(m)                             It shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, that its assets may be included in a consolidated financial statement of its Affiliate so long as (i) appropriate notation shall be made on such consolidated financial statements (if any) to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on its own separate balance sheet.

(n)                                 It shall not, except for capital contributions or capital distributions permitted under the terms and conditions of its Constituent Documents and properly reflected on its books and records, enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction.

(o)                                 It shall maintain a sufficient number of employees (which number may be zero) in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(p)                                 It shall use separate invoices bearing its own name.

(q)                                 It shall correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person.

(r)                                    It shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require its equityholders to make additional capital contributions.

(s)                                   It shall not acquire any obligation or securities of its members or of any Affiliate other than the Collateral in compliance with the Transaction Documents.

(t)                                    It shall not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that it may invest in those investments permitted under the Transaction Documents and may hold the equity of REO Asset Owners.

(u)                                 It shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets other than such activities as are expressly permitted pursuant to the Transaction Documents.

(v)                                 It shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly contemplated by the Transaction Documents.

(w)                               Except as expressly permitted by the Transaction Documents (which permits the formation of REO Asset Owners), it shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(x)                                 It shall not own any asset or property other than Collateral and such other financial assets as permitted by the Transaction Documents.

(y)                                 It shall not engage, directly or indirectly, in any business other than as required or permitted to be performed by the Transaction Documents.

(z)                                  It shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, including for shared office space and for services performed by an employee of any Affiliate.

(aa)                          Neither the Borrower nor the Equityholder shall take any action contrary to the “Assumptions and Facts” section in the opinion or opinions of Cleary Gottlieb Steen & Hamilton LLP, dated the date hereof, relating to certain nonconsolidation and true sale matters.

(bb)                          Neither the Services Provider nor any other person shall be authorized or empowered, nor shall they permit the Borrower to take any Material Action without the prior written consent of the Independent Manager.  The Constituent Documents of the Borrower shall include the following provisions: (a) at all times there shall be, and Borrower shall cause there to be, at least one Independent Manager; (b) the Borrower shall not, without the prior written consent of the Independent Manager, on behalf of itself or Borrower, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Manager shall consider only the interests of the Borrower, including its creditors; and (d) no Independent Manager of the Borrower may be removed or replaced unless the Borrower provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Manager, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the organizational documents of the Borrower for an Independent Manager.  No resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment.  No Independent Manager may be removed other than for Cause.

(cc)                            It shall not divide or permit any division of the Borrower.

Section 10.6                             Hedging Agreements.  (a)  With respect to any Fixed Rate Collateral Obligations the Principal Balances of which, as of the time of acquisition by the Borrower, are in excess of 10.0% of the Excess Concentration Measure, the Borrower hereby covenants and agrees that, upon the direction of the Facility Agent in its sole discretion as notified to the Borrower and the Services Provider on or prior to the related Funding Date for such Collateral Obligation, the Borrower shall obtain and deliver to the Collateral Agent (with a copy to the

Facility Agent and each Agent) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Facility Agent in its reasonable discretion, which (1) each shall have a notional principal amount equal to or greater than $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Facility Agent) and zero losses, and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Facility Agent in its sole discretion.

(b)                                 In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date.  The Borrower shall give notice to each Agent upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Facility Agent.

(c)                                  In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, the Borrower shall provide the Hedge Counterparty notice of the potential termination event resulting from such downgrade and, if the Hedge Counterparty fails to cure such potential termination event within the time frame specified in the related Hedging Agreement, the Borrower shall, at the written direction of the Facility Agent, (i) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent and the Facility Agent) of its intention to terminate the applicable Hedging Agreement within the 30-day period following the expiration of the cure period set forth in the applicable Hedging Agreement and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (ii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Facility Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Facility Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(d)                                 Unless an alternative arrangement pursuant to Section 10.6(c) is being established, the Borrower shall use its commercially reasonable efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this

Section 10.6 during the 30-day period following the expiration of the cure period set forth in the applicable Hedging Agreement.  The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of such 30-day period, the Borrower delivers to the Collateral Agent (with a copy to the Facility Agent and each Agent) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Facility Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Facility Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(e)                                  The Borrower shall notify the Facility Agent, each Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(f)                                   The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Facility Agent.

(g)                                  The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Facility Agent.

(h)                                 The Borrower shall notify the Facility Agent, each Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(i)                                     The Borrower, with the consent of the Facility Agent in its sole discretion, may sell all or a portion of the Hedging Agreements; provided, that no consent of the Facility Agent shall be required for the sale of all or a portion of any Hedging Agreement relating to Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount.”  The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Facility Agent, each Agent and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement.  The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.

Section 10.7                             Tangible Net Worth.  The Borrower shall maintain at all times a positive Tangible Net Worth.

Section 10.8                             Taxes.  For U.S. federal income tax purposes, the Borrower will be an entity disregarded as separate from the Equityholder and the Equityholder will be a U.S. Person.  The Borrower will file on a timely basis all material Tax returns (including foreign, federal, state, local and otherwise) required to be filed, if any, and will pay all material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower).

Section 10.9                             Merger, Consolidation, Etc.  The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Facility Agent in its sole discretion.

Section 10.10                      Deposit of Collections.  The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the second Business Day following the date such Collections are received by the Borrower, the Equityholder, the Services Provider, any sub-advisor of the Services Provider or any of their respective Affiliates.

Section 10.11                      Indebtedness; Guarantees.  The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents.  The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations.  The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

Section 10.12                      Limitation on Purchases from Affiliates.  Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Services Provider or any Affiliate of the Borrower, the Equityholder or the Services Provider.

Section 10.13                      Documents.  Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) each of the Facility Agent and the Services Provider shall have consented thereto in its sole discretion.

Section 10.14                      Preservation of Existence.  It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15                      Limitation on Investments.  The Borrower shall not form, or cause to be formed, any Subsidiaries other than REO Asset Owners; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16                      Distributions.  (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make one or more distributions of (A) Principal Collections (excluding any Principal Collections necessary to settle the acquisition of Eligible Collateral Obligations) if, after giving effect to such distribution, (v) as certified in writing by the Borrower and Services Provider to the Facility Agent (with a copy to each Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a)(i) (other than clause (O) thereof) and Section 8.3(a)(ii) (other than clause (F) thereof) on the next Distribution Date, (w) no Facility Termination Event, Unmatured Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default shall have occurred and be continuing, (x) each Collateral Quality Test is satisfied, (y) the Minimum Equity Condition is satisfied and (z) the Advances Outstanding do not exceed the lower of the Borrowing Base and the Maximum Availability and (B) amounts paid to it pursuant to Section 8.3(a) on the applicable Distribution Date.

(b)                                       Prior to foreclosure by the Facility Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.

Section 10.17                      Performance of Borrower Assigned Agreements.  The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Facility Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18                      Material Modifications.  Following the occurrence of any Facility Termination Event, the Borrower shall not consent to a Material Modification with respect to any Collateral Obligation without the express written consent of the Facility Agent (in its sole discretion).

Section 10.19                      Further Assurances; Financing Statements.  (a)  The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Facility Agent or the Collateral Agent (acting at the request of the Facility Agent), it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral.  Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Collateral Agent (acting solely at the Facility Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement.  Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Facility Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b)                                 The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Facility Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

(c)                                  It shall furnish to the Collateral Agent and the Facility Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Facility Agent’s request) or the Facility Agent may reasonably request, all in reasonable detail.

Section 10.20                      Obligor Payment Instructions.  The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Facility Agent’s written direction after the occurrence of a Facility Termination Event) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments to a Pledged Account as directed by the Collateral Agent (at the written direction of the Facility Agent).  The Borrower further agrees that it shall (or it shall cause the Services Provider to) provide prompt notice to the Facility Agent of any misdirected or errant payments made by any Obligor (if not corrected within two Business Days of such payment) with respect to any Collateral Obligation and direct such Obligor to make payments as required hereunder.

Section 10.21                      Delivery of Collateral Obligation Files.  The Borrower (or the Services Provider on behalf of the Borrower) shall deliver to the Collateral Custodian (with a copy to the Facility Agent at the following e-mail addresses (for electronic copies):  amit.patel@db.com and james.kwak@db.com) the Collateral Obligation Files identified on the related Document Checklist promptly upon receipt but in no event later than three (3) Business Days of the related Funding Date; provided that any file-stamped document included in any Collateral Obligation

File shall be delivered as soon as they are reasonably available (even if not within three (3) Business Days of the related Funding Date).

Section 10.22                      Collateral Obligation Schedule.  The Borrower hereby authorizes a UCC-3 amendment to be filed quarterly attaching each such updated Collateral Obligation Schedule and shall file such UCC-3 amendment at the request of the Facility Agent.  Upon filing, a copy of such UCC-3 shall be provided to the Collateral Agent, the Collateral Custodian and the Facility Agent.

Section 10.23                      [Reserved].

Section 10.24                      [Reserved].

Section 10.25                      [Reserved].

Section 10.26                      Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof (after reasonable inquiry), notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower; provided that any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower in excess of $100,000 or more shall be deemed to be material for purposes of this Section 10.26.

Section 10.27                      Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Facility Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment Lien searches satisfactory to the Facility Agent, that there is no other interest in the Collateral based on any tax or judgment Lien.

Section 10.28                      Policies and Procedures for Sanctions. The Borrower has instituted and maintained policies and procedures designed to ensure compliance with Sanctions.

Section 10.29                      Compliance with Sanctions. The Borrower shall not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person or entity, to fund or facilitate (i) any activities of or business with any Sanctions Target, (ii) any activities of or business in any Sanctioned Country or (iii) in any other manner that, in each case, would result in a violation by any Person of Sanctions.

ARTICLE XI

THE COLLATERAL AGENT

Section 11.1                             Appointment of Collateral Agent.  State Street Bank and Trust Company is hereby appointed as Collateral Agent pursuant to the terms hereof.  The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party.  The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

Section 11.2                             Monthly Reports.  The Collateral Agent shall prepare the Monthly Report in accordance with Section 8.5 and distribute funds in accordance with such Monthly Report in accordance with Section 8.3.

Section 11.3                             Collateral Administration.  The Collateral Agent shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Services Provider, the Facility Agent and the Agents certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Borrower and/or the Services Provider pursuant to Section 7.8 or from the Agents and/or the Facility Agent.

(a)                                 In connection therewith, the Collateral Agent shall:

(i)                    within 15 days after the Effective Date, create a Collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Pledged Accounts from time to time and Permitted Investments in which amounts held in the Pledged Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii)                 update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral granted to the Collateral Agent from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower, the Services Provider or the Facility Agent as may be reasonably required by the Collateral Agent from time to time or based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under an underlying instrument, or similar source);

(iii)              track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Services Provider and Facility Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Agent shall provide any such report to the Facility Agent or the Services Provider upon its request therefor;

(iv)             distribute funds in accordance with such Monthly Report in accordance with Section 8.3(a);

(v)                prepare and deliver to the Facility Agent, each Agent, the Borrower and the Services Provider on each Reporting Date, the Monthly Report and any update pursuant to Section 8.5 when requested by the Services Provider, the Borrower or the Facility Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Agent and the Facility Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Agent by the Borrower, the Services Provider, the Facility Agent, any Agent or any Lender;

(vi)             provide other such information with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Agent in performing its ordinary Collateral Agent function pursuant hereunder, as the Borrower, the Services Provider, the Facility Agent, any Agent or any Lender may reasonably request from time to time;

(vii)          upon the written request of the Services Provider on any Business Day and within three hours after the Collateral Agent’s receipt of such request (provided such request is received by 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day), the Collateral Agent shall perform the following functions: as of the date the Services Provider commits on behalf of the Borrower to purchase Collateral Obligations to be included in the Collateral, perform a pro forma calculation of the tests and other requirements set forth in Sections 6.2(e) and (f), in each case, based upon information contained in the Collateral Database and report the results thereof to the Services Provider in a mutually agreed format;

(viii)       upon the Collateral Agent’s receipt on any Business Day of written notification from the Services Provider of its intent to sell (in accordance with Section 7.11) Collateral Obligations, the Collateral Agent shall perform, within three hours after the Collateral Agent’s receipt of such request (provided such request is received by no later than 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day) a pro forma calculation of the tests and other requirements set forth in Sections 7.11(a)(i)(A), (B) and (C) based upon information contained in the Collateral Database and information furnished by the Services Provider, compare the results thereof and report the results to the Services Provider in a mutually agreed format; and

(ix)             track the Principal Balance of each Collateral Obligation and report such balances to the Facility Agent and the Services Provider upon request.

(b)                                 The Collateral Agent shall provide to the Services Provider a copy of all written notices and communications identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank.  In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Services Provider in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Services Provider, prior to the occurrence of a Facility

Termination Event or a Services Provider Event of Default or the Facility Agent, after the occurrence of a Facility Termination Event or a Services Provider Event of Default, in which event the Collateral Agent shall only vote, consent or take such other action in accordance with such instructions.

(c)                                  In addition to the above:

(i)                    The Facility Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Facility Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (at the written direction of the Facility Agent) that the Facility Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.  Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Services Provider of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1.  It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Facility Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii)                 The Facility Agent may direct the Collateral Agent in writing to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Facility Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the taking of such action, in the determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).  In the event the Collateral Agent requests the consent of the Facility Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Facility Agent within 10 Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.

(iii)              Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it (x) unless and until (and to the extent) expressly so directed by the Facility Agent or (y) prior to the Facility Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Facility Agent pursuant to clause (x)).  The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Facility Agent.  The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including a Facility Termination Event, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d)                                 If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Facility Agent as to the course of action desired by it.  If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action.  The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.  The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)                                  Concurrently herewith, the Facility Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement  and any other related agreements in the form delivered to the Collateral Agent.  For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

Section 11.4                             Removal or Resignation of Collateral Agent.  After the expiration of the 180 day period commencing on the date hereof, the Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Services Provider, the Borrower and the Facility Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed by the Facility Agent with (so long as no Unmatured Services Provider Event of Default, Services Provider Event of Default, Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing), the consent of the Services Provider.  Promptly after receipt of notice of the Collateral Agent’s resignation, the Facility Agent shall promptly appoint a successor Collateral Agent by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Services Provider, the resigning Collateral Agent and to the successor Collateral Agent.  In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor

Collateral Agent.  The Facility Agent upon at least 60 days’ prior written notice to the Collateral Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement.  Promptly after giving notice of removal of the Collateral Agent, the Facility Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent; provided that, so long as no Services Provider Event of Default or Facility Termination Event has occurred and is continuing (x) any successor Collateral Agent so appointed by the Facility Agent shall be reasonably acceptable to the Borrower and (y) the Borrower’s consent shall be required in connection with the Facility Agent’s removal of the Collateral Agent without cause unless any litigation has commenced between the Facility Agent and the Collateral Agent.  Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower and the Services Provider.

Section 11.5                             Representations and Warranties.  The Collateral Agent represents and warrants to the Borrower, the Facility Agent, the Lenders and Services Provider that:

(a)                                 the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b)                                 no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(c)                                  this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 11.6                             No Adverse Interest of Collateral Agent.  By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files.  Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of set-off by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply (i) to the Collateral Agent with respect to the Collateral Agent Fees and Expenses, (ii) to the Collateral Custodian with respect to the Collateral Custodian Fees and Expenses, and (iii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.

Section 11.7                             Reliance of Collateral Agent.  In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Agent, reasonably believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Agent, the Collateral Agent shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, Collateral Agent may rely conclusively on Borrowing Base Certificate and Officer’s Certificate of the Services Provider.  The Collateral Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

Section 11.8                             Limitation of Liability and Collateral Agent Rights.  (a)  The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Facility Agent or (ii) the verbal instructions of the Facility Agent.

(b)                                 The Collateral Agent may consult counsel satisfactory to it with a national reputation in the applicable matter and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)                                  The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or negligent performance or omission of its duties.

(d)                                 The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.

(e)                                  The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent.

(f)                                   The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)                                  It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)                                 In case any reasonable question arises as to its duties hereunder or under any other Transaction Document, the Collateral Agent may, prior to the occurrence of a Facility Termination Event, request instructions from the Services Provider and may, after the occurrence of a Facility Termination Event, request instructions from the Facility Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Services Provider or the Facility Agent, as applicable.  The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Facility Agent.  In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                                     In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.

(j)                                    Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Services Provider, the Facility Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k)                                 The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof.  The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent.  It is expressly acknowledged by the Borrower, the Services Provider, the Facility Agent and each Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Services Provider, the Facility Agent, any Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).  Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(l)                                     The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it.  Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Services Provider, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misfeasance, negligence or reckless disregard of the Collateral Agent’s duties hereunder.  The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Services Provider, the Facility Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Services Provider, the Facility Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misfeasance, negligence or reckless disregard of its duties hereunder.  The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Services Provider, the Facility Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(m)                             The Collateral Agent shall be under no obligation to exercise or honor any of the rights or powers vested in it by this Agreement or other Transaction Document at the request or direction of the Facility Agent (or any other Person authorized or permitted to direct the Collateral Agent hereunder) pursuant to this Agreement or other Transaction Document, unless the Facility Agent (or such other Person) shall have offered the Collateral Agent security or indemnity reasonably acceptable to the Collateral Agent against costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction.

Section 11.9                             Tax Reports.  The Collateral Agent shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses, except as required by Applicable Law.

Section 11.10                      Merger or Consolidation.  Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 11.11                      Collateral Agent Compensation.  As compensation for its activities hereunder, the Collateral Agent (in each of its capacities hereunder and as Securities Intermediary under the Account Control Agreement) shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Services Provider, or both but without duplication, to the Collateral Agent and the Securities Intermediary under the Transaction Documents (including, without limitation, Indemnified Amounts payable under Article XVI) (collectively, the “Collateral Agent Fees and Expenses”).  The Borrower agrees to reimburse the Collateral Agent in accordance with the provisions of Section 8.3(a) for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.  The Collateral Agent’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of (i) its removal as Collateral Agent pursuant to Section 11.4 or (ii) the termination of this Agreement.

Section 11.12                      Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Money Laundering Regulations.  In order to comply with Applicable Banking Law, the Collateral Agent and the Collateral Custodian are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Collateral Custodian.  Accordingly, each of the parties agrees to provide to the Collateral Agent and the Collateral Custodian, upon their reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Collateral Custodian to comply with Applicable Banking Law.

ARTICLE XII

GRANT OF SECURITY INTEREST

Section 12.1                             Borrower’s Grant of Security Interest.  As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield, all Fees and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon the following (other than Margin Stock, Retained Interests and Excluded Amounts), in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a)                                 all Collateral Obligations;

(b)                                 all Related Security;

(c)                                  this Agreement, the Sale Agreement and all other documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(d)                                 all of the following (the “Account Collateral”):

(i)                    each Pledged Account, all funds held in any Pledged Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Pledged Account or such funds,

(ii)                 all investments from time to time of amounts in the Pledged Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii)              all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv)             all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e)                                  all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;

(f)                                   all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g)                                  each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder;

(h)                                 all of the Borrower’s other personal property; and

(i)                                     all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in clauses (a) through (h) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2                             Borrower Remains Liable.  Notwithstanding anything in this Agreement, (a) except to the extent of the Services Provider’s duties under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Services Provider from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Services Provider under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.3                             Release of Collateral.  Until the Obligations have been paid in full and the Commitments have been reduced to zero, the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 7.11, (ii) any Related Security identified by the Borrower (or the Services Provider on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligations pursuant to Section 7.12.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 and conducted in the ordinary course of business consistent with industry standards and practices (including the use of escrows), the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

ARTICLE XIII

FACILITY TERMINATION EVENTS

Section 13.1                             Facility Termination Events.  Each of the following shall constitute a “Facility Termination Event” under this Agreement:

(a)                                 the Borrower shall fail to pay any amount on the Obligations (x) on the Facility Termination Date or (y) as otherwise provided for in any Transaction Document when due (in all cases, whether on any Distribution Date, on the Facility Termination Date, by

reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) and, solely in the case of clause (y), such failure continues for two (2) Business Days;

(b)                                 the Borrower, the Equityholder or the Services Provider shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7, Section 10.9, Section 10.11, and Section 10.16 as to each of which no grace period shall apply, any such failure shall remain unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Services Provider, and (ii) the date on which a Responsible Officer of the Borrower or the Services Provider acquires knowledge thereof (after reasonable inquiry);

(c)                                  any representation or warranty of the Borrower, the Equityholder or the Services Provider made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Services Provider to the Facility Agent, any Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Services Provider, and (ii) the date on which a Responsible Officer of the Borrower or the Services Provider acquires knowledge thereof (after reasonable inquiry); provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if either (i) the Borrower complies with its obligations in Section 7.12 with respect to such Collateral Obligation or (ii) after giving effect to the resulting change in the Collateral Obligation Amount with respect to such Collateral Obligation, the aggregate principal amount of all Advances outstanding hereunder does not exceed the Borrowing Base;

(d)                                 either (i) an Insolvency Event shall have occurred and be continuing with respect to the Borrower or (ii) an Insolvency Event shall have occurred and be continuing with respect to the Equityholder and an Equityholder Credit Event Cure has not been successfully completed within fifteen (15) Business Days of such occurrence;

(e)                                  other than solely as a result of a Specified Borrowing Base Breach, the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base or the Maximum Availability, calculated in accordance with Section 1.2(h), and such condition continues unremedied for (x) two (2) consecutive Business Days or (y) if an Equity Cure Notice was delivered with respect to such event, twelve (12) consecutive Business Days (unless, upon request by the Borrower, the Facility Agent has given its prior written consent to extend such period to thirteen (13) consecutive Business Days (which consent shall not be unreasonably withheld, delayed or conditioned);

(f)                                   (i) any Transaction Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Services Provider or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest granted under any Transaction Document securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens);

(g)                                  a Services Provider Event of Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof and, in the case of a Services Provider Event of Default under clauses (f) or (g) of the definition thereof while the Services Provider is the Equityholder, an Equityholder Credit Event Cure has not been successfully completed within ten (10) Business Days of such occurrence;

(h)                                 the Borrower shall fail to pay any principal of or premium or interest on any Indebtedness having an aggregate principal amount of $250,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower, or any other event, shall occur and such default or event shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event (other than as a result of a voluntary prepayment) shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness if the effect of such event is to cause the principal of such Indebtedness to be amortized on an accelerated basis;

(i)                                     a Change of Control shall have occurred;

(j)                                    either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) Owl Rock Capital Corporation ceases to be a “business development company” within the meaning of the 1940 Act;

(k)                                 failure on the part of the Borrower, the Equityholder or the Services Provider to (i) make any payment or deposit (including, without limitation, with respect to remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Person or Indemnified Party) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral and such failure under this clause (ii) continues for two (2) Business Days;

(l)                                     (i) failure of the Borrower to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without Cause or prior written notice to the Facility Agent and each Agent (in each case as required by the Constituent Documents of the Borrower); provided that, in the case of each of clauses (i) and (ii), the Borrower shall have five (5) Business Days to replace any Independent Manager upon the resignation, removal for cause, death or incapacitation of the current Independent Manager;

(m)                             the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Facility Agent, which consent may be withheld in the exercise of its sole and absolute discretion;

(n)                                 (i) any court shall render a final, non-appealable judgment against the Borrower (x) in an amount in excess of $250,000 which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof or (y) for which the Facility Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower has agreed to satisfy such judgment in full subject to any deductibles not exceeding $250,000; or (ii) the attachment of any material portion of the property of the Borrower which has not been released or provided for to the reasonable satisfaction of the Facility Agent within 30 days after the making thereof;

(o)                                 the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that Cleary Gottlieb Steen & Hamilton LLP or any other reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower;

(p)                                 at any time, the Minimum Equity Condition is not satisfied and such condition continues unremedied for (x) two (2) consecutive Business Days or (y) if an Equity Cure Notice was delivered with respect to such event, twelve (12) consecutive Business Days (unless, upon request by the Borrower, the Facility Agent has given its prior written consent to extend such period to thirteen (13) consecutive Business Days (which consent shall not be unreasonably withheld, delayed or conditioned); or

(q)                                 a Specified Borrowing Base Breach shall have occurred and continue unremedied for the shorter of (x) 180 consecutive days and (y) two consecutive Distribution Dates.

Section 13.2                             Effect of Facility Termination Event.

(a)                                 Optional Termination.  Upon notice by the Collateral Agent, acting at the direction of the Facility Agent or the Required Lenders, that a Facility Termination Event (other than a Facility Termination Event described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Advances will thereafter be made, and the Collateral Agent, acting at the direction of the Facility Agent or the Required Lenders, may declare all or any portion of the outstanding principal amount of the Advances and other

Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b)                                 Automatic Termination.  Upon the occurrence of a Facility Termination Event described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

(c)                                  Specified Borrowing Base Breach.  Upon the occurrence of any Specified Borrowing Base Breach, such event shall be deemed to be continuing until such time as the Advances outstanding no longer exceed the Borrowing Base (or as otherwise waived by the Facility Agent in its sole discretion).

Section 13.3                             Rights upon Facility Termination Event.  If a Facility Termination Event shall have occurred and be continuing, the Facility Agent may, in its sole discretion, or shall at the direction of the Required Lenders, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent may (with the consent of the Facility Agent) but shall have no obligation, or the Collateral Agent shall promptly, at the written direction of the Facility Agent or the Required Lenders, also do one or more of the following (subject to Section 13.9):

(a)                                 institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;

(b)                                 exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and

(c)                                  require the Borrower and the Services Provider, at the Services Provider’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (at the direction of the Facility Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (at the direction of the Facility Agent) that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral (at the direction of the Facility Agent) or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Facility Agent’s offices or elsewhere in accordance with Applicable Law.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the

Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent (at the direction of the Facility Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against the outstanding Obligations pursuant to Section 4.1.  The Collateral Agent shall give the Services Provider notice of any sale of Collateral following an acceleration of the outstanding Advances.  The Services Provider, the Lenders and any of their respective Affiliates shall be permitted to participate in any such sale.

Section 13.4                             Collateral Agent May Enforce Claims Without Possession of Notes.  All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent (at the direction of the Facility Agent) without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

Section 13.5                             Collective Proceedings.  In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

Section 13.6                             Insolvency Proceedings.  In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Collateral Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand pursuant to the provisions of this Section 13.6, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:

(a)                                 to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(b)                                 unless prohibited by Applicable Law and regulations, to vote (at the direction of the Facility Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(c)                                  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(d)                                 to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent (at the direction of the Facility Agent) to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own negligence or willful misconduct.

Section 13.7                             Delay or Omission Not Waiver.  No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Facility Termination Event shall impair any such right or remedy or constitute a waiver of any such Facility Termination Event or an acquiescence therein.  Every right and remedy given by this Article XIII or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.

Section 13.8                             Waiver of Stay or Extension Laws.  The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9                             Limitation on Duty of Collateral Agent in Respect of Collateral.  (a) Beyond the safekeeping of the Collateral Obligation Files in accordance with Article XVIII, the Collateral Agent shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Collateral Agent shall not be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent in good faith and with due care hereunder.

(b)                                 Neither the Collateral Agent nor the Collateral Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)                                  Neither the Collateral Agent nor the Collateral Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.

Section 13.10                      Power of Attorney.  (a)  Each of the Borrower and the Services Provider hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense (at the direction of the Facility Agent), in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers:  (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Services Provider hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document.  Nevertheless, if so requested by the Collateral Agent (at the direction of the Facility Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b)                                 No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower or the Services Provider as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and each of the Borrower and the Services Provider irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney.  The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower or the Services Provider until all obligations of each of the Borrower and the Services Provider under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.

(c)                                  Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of a Facility Termination Event.

Section 13.11                      Purchase Right.  It is understood that the Equityholder, the Services Provider or any of their respective Affiliates may submit its bid for the Collateral or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral or any portion thereof.

ARTICLE XIV

THE FACILITY AGENT

Section 14.1                             Appointment.  Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Facility Agent hereunder and under the other Transaction Documents, and authorizes the Facility Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Facility Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Facility Agent nor any Agent (the Facility Agent and each Agent being referred to in this Article XIV as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2                             Delegation of Duties.  Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3                             Exculpatory Provisions.  No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except, solely with respect to liability to the Borrower, for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document.  Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Services Provider.

Section 14.4                             Reliance by Note Agents.  Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent.  Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Facility Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5                             Notices.  No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Facility Termination Event unless it has received notice from the Services Provider, the Borrower or any Lender, referring to this Agreement and describing such event.  In the event that any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group.  The Facility

Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6                             Non-Reliance on Note Agents.  The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Services Provider, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender.  Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Services Provider, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Services Provider, and the Collateral Obligations.  Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Services Provider or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  In no event shall such Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7                             Indemnification.  The Lenders agree to indemnify the Facility Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Services Provider under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances (or their Commitments, if no Advances are outstanding) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Facility Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Facility Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Facility Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8                             Successor Note Agent.  If the Facility Agent shall resign as Facility Agent under this Agreement, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement.  Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Facility Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8.  If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group.  After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement.  No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9                             Note Agents in their Individual Capacity.  Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Services Provider as though such Note Agent were not an agent hereunder.  Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Section 14.10                      Borrower Procedural Review.  The Facility Agent shall, at the Borrower’s expense, retain Protiviti, Inc. (or another nationally recognized audit firm acceptable to the Facility Agent in its sole discretion) to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto, (i) within 120 days after the Effective Date and (ii) annually thereafter. The Facility Agent shall promptly forward the results of such audit to the Services Provider.

Section 14.11                      Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Money Laundering Regulations.  In order to comply with Applicable Banking Law, the Facility Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Facility Agent.

Accordingly, each of the parties agree to provide to the Facility Agent, upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Facility Agent to comply with Applicable Banking Law.

ARTICLE XV

ASSIGNMENTS

Section 15.1                             Restrictions on Assignments by the Borrower and the Services Provider.  Except as specifically provided herein, neither the Borrower nor the Services Provider may assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Facility Agent and the Required Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.

Section 15.2                             Documentation.  In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance.  In the case of an assignment of any Commitment (or any portion thereof) or any Advance (or any portion thereof) the assignee shall execute and deliver to the Services Provider, the Borrower, the Facility Agent and the Collateral Agent a fully executed Joinder Agreement substantially in the form of Exhibit E hereto.  If the assignee is not an existing Lender it shall deliver to the Facility Agent any tax forms and other information requested by the Facility Agent for purposes of conducting its customary “know your customer” inquiries.  Each Lender represents to the Borrower and the Services Provider that it is, as of the date it became a Lender and on each date on which it remains a Lender, a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act.

Section 15.3                             Rights of Assignee.  Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4                             Assignment by Lenders.  So long as no Unmatured Facility Termination Event, Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default has occurred and is continuing, no Lender may make any assignment, and no such assignment shall be permitted, without the prior written consent of the Borrower (which consent, if such assignment is to a Person other than a Competitor, shall not be unreasonably withheld, delayed or conditioned) other than any proposed assignment (i) to an Affiliate of such Lender, (ii) to another Lender hereunder or (iii) if (x) such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder (and under other similar facilities (if any) held by such Lender) is prohibited by the Volcker Rule and (y) to the extent such Lender is permitted by the applicable documentation, such Lender is making commercially reasonable efforts to assign its interest in other similar facilities in a manner similar to such proposed assignment, to any Person other than a Competitor.  In addition, no Lender may make any assignment, and no such assignment shall be permitted, to the Services Provider, the Equityholder or an Affiliate thereof without the prior written consent of the Facility Agent. Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.  The Lenders shall provide notice of any assignment by such Lender to the Borrower and the Services Provider.

Section 15.5                             Registration; Registration of Transfer and Exchange.  (a)  The Collateral Agent, acting solely for this purpose as agent for the Borrower (and, in such capacity, the “Loan Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Loan Register”).  The entries in the Loan Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, the Facility Agent, each Agent and each Lender shall treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder.  The Loan Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b)                                 Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5.  A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances.  The Loan Registrar shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Loan Registrar either (i) an Opinion of Counsel that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 15.5 and the restrictions noted on the face of such Note.

(c)                                  At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower.  Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Loan Registrar) the new Note which the holder making the exchange is entitled to receive at the Loan Registrar’s office, located at 1 Iron Street, Boston, MA 02210.

(d)                                 Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Loan Registrar), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(e)                                  All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the

Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.

(f)                                   Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Loan Registrar) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Loan Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.

(g)                                  No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note.

(h)                                 The holders of the Notes shall be bound by the terms and conditions of this Agreement.

Section 15.6                             Mutilated, Destroyed, Lost and Stolen Notes.  (a)  If any mutilated Note is surrendered to the Loan Registrar, the Borrower shall execute and deliver (through the Loan Registrar) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.

(b)                                 If there shall be delivered to the Borrower and the Loan Registrar prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Loan Registrar that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Loan Registrar), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(c)                                  Upon the issuance of any new Note under this Section 15.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(d)                                 Every new Note issued pursuant to this Section 15.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(e)                                  The provisions of this Section 15.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

Section 15.7                             Persons Deemed Owners.  The Borrower, the Services Provider, the Facility Agent, the Collateral Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Services Provider, the Facility Agent, the Collateral Agent and any such agent shall be affected by notice to the contrary.

Section 15.8                             Cancellation.  All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled.  The Borrower shall promptly cancel and deliver to the Loan Registrar any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower.  No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 15.8, except as expressly permitted by this Agreement.

Section 15.9                             Participations; Pledge.  (a)  At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”) other than, unless an Unmatured Facility Termination Event, Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default has occurred and is continuing, a Competitor.  Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Services Provider, the Facility Agent, any Agent, any Lender, the Collateral Agent nor the Services Provider shall have any obligation to have any communication or relationship with any Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation with respect to a Participation; provided, that with respect to any greater payment under Section 5.1, such Participant shall not be entitled to receive any greater payment than its participating Lender would have been entitled to receive unless the Borrower has consented to such participation (unless an Unmatured Facility Termination Event, Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default has occurred and is continuing, in which case no such consent shall be required for any greater payment to be received).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.

(b)                                 Notwithstanding anything in Section 15.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

(c)                                  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

ARTICLE XVI

INDEMNIFICATION

Section 16.1                             Borrower Indemnity.  Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify the Facility Agent, the Agents, the Lenders, the Loan Registrar, the Collateral Custodian and the Collateral Agent and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages (including punitive damages), losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ and accountants’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated hereby or thereby (including the structuring and arranging of such transactions) or the use of proceeds therefrom by the Borrower, including in respect of the funding of any Advance or any breach of any representation, warranty or covenant of the Borrower or the Services Provider in any Transaction Document or in any certificate or other written material delivered by any of them pursuant to any Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Collateral Obligations.  Indemnified Amounts shall not include any Taxes or Increased Costs, other than any Taxes that represent Indemnified Amounts arising from any non-Tax claim.

Indemnification under this Section 16.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation.  Notwithstanding anything to the contrary contained herein, the Borrower will be obligated to pay any Indemnified Amount on any given day only to the extent there are amounts available therefor pursuant to Section 8.3(a).

Section 16.2                             Services Provider Indemnity.  Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Services Provider agrees to indemnify the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts incurred by such Indemnified Party resulting from (i) any act or omission constituting bad faith, fraud, willful misconduct, or gross negligence by the Services Provider in the performance of or reckless disregard of its duties hereunder or under any other Transaction Document or (ii) any material breach by the Services Provider of any representation, warranty or covenant of the Services Provider hereunder or under any other Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Collateral Obligations.

Indemnification under this Section 16.2 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation.

Section 16.3                             Contribution.  (a) If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

(b)                                 If for any reason (other than the exclusions set forth in the first paragraph of Section 16.2) the indemnification provided above in Section 16.2 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Services Provider agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Services Provider and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Services Provider and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

ARTICLE XVII

MISCELLANEOUS

Section 17.1                             No Waiver; Remedies.  No failure on the part of any Lender, the Facility Agent, the Collateral Agent, the Collateral Custodian, any Indemnified Party or any Affected

Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of a Facility Termination Event, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Facility Agent, the Collateral Agent, the Collateral Custodian, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns.  Without limiting the foregoing, each Lender is hereby authorized by the Services Provider during the existence of a Facility Termination Event, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Services Provider to the amounts owed by the Services Provider under this Agreement, to the Facility Agent, the Collateral Agent, the Collateral Custodian, any Affected Person, any Indemnified Party, any Agent or any Lender or their respective successors and assigns.

Section 17.2                             Amendments, Waivers.  This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2.  The Borrower, the Services Provider and the Facility Agent may, upon written notice to each Agent, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent, in each case without the prior written consent of the Collateral Agent, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Facility Agent, in each case without the prior written consent of the Facility Agent, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian, (vi) constitute a Fundamental Amendment without the prior written consent of each Lender, (vii) waive any Facility Termination Event or Services Provider Event of Default without the prior written consent of the Required Lenders or (viii) materially affect the rights or duties of the Services Provider unless the Services Provider has consented thereto.  Upon execution of any amendments by the Borrower, the Services Provider and the Facility Agent as provided herein, the Services Provider shall deliver a copy of such amendment to the Collateral Agent.  Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.

Notwithstanding the foregoing, if the LIBOR Rate ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Borrower, the Services Provider and the Facility Agent may (and such parties will reasonably cooperate with each other in good faith in order to) amend this Agreement to replace references herein to the LIBOR Rate (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities (including collateralized loan obligation transactions).

Notwithstanding the foregoing, upon the determination by any Lender that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule), each of the Borrower, the Services Provider, each Lender, each Agent, the Collateral Agent, the Collateral Custodian and the Facility Agent hereby agree to work in good faith to amend or amend and restate the commercial terms of this Agreement (including, if necessary, to re-document under a note purchase agreement or indenture) to ensure future compliance with such Applicable Law.

Section 17.3                             Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Annex A or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.

Section 17.4                             Costs and Expenses.  In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Facility Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Services Provider and the Facility Agent, the Collateral Agent Fee Letter or the Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Facility Agent in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out-of-pocket, documented expenses of counsel for the Facility Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders with respect thereto and with respect to advising the Facility Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Facility Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders, in connection with the enforcement against the Services Provider or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Facility Agent, such reimbursement shall be limited to one counsel for all the Facility Agent, the Agents and Lenders and (B) counsel for the Collateral Agent and Collateral Custodian shall be limited to one counsel for such Persons.  For the avoidance of doubt, the costs and expenses described in this Section 17.4 shall not include Taxes.

Section 17.5                             Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Facility Agent, the Services Provider, the Agents, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed.  The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V and Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of any Person’s rights to act as Services Provider hereunder or under any other Transaction Document.

Section 17.6                             Captions and Cross References.  The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7                             Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8                             GOVERNING LAW.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9                             Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.  Delivery of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement

Section 17.10                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY

RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE EQUITYHOLDER, THE BORROWER, THE SERVICES PROVIDER, THE FACILITY AGENT, THE AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 17.11                      No Proceedings.

(a)                                 Notwithstanding any other provision of this Agreement, each of the Services Provider, the Collateral Agent, the Collateral Custodian, each Agent, each Lender and the Facility Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding.  The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b)                                 Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper notes shall be outstanding; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party.

(c)                                  The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof.  The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Facility Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws. The provisions of this Section 17.11 shall survive the termination of this Agreement.

Section 17.12                      Limited Recourse.  No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished.  No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally; provided that the foregoing shall not relieve any such Persons from any liability they might otherwise have as a result of fraudulent actions taken or omissions made by them.  The provisions of this paragraph shall survive the termination of this Agreement.

Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes as of the date of such determination.  In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of the Borrower arising hereunder are limited recourse obligations payable solely from the Collateral and, following the application of such Collateral or the proceeds thereof, any claims of the parties hereto (and the obligations of the Borrower) shall be extinguished.  No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of the Borrower, the Services Provider, the Equityholder or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of such Person personally; provided that the foregoing shall not relieve any such Persons from any liability they might otherwise have as a result of fraudulent actions taken or omissions made by them.

Section 17.13                      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14                      Confidentiality.  (a)  The Borrower, the Services Provider, the Collateral Custodian and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, or (iv) to the extent the Borrower, the Services Provider, the Collateral Custodian or the Collateral Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information.

(b)                                 The Facility Agent, the Collateral Agent, the Collateral Custodian, each Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Facility Agent, the Collateral Agent, such Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Facility Agent hereunder may in all cases be distributed by the Facility Agent to the Lenders and Agents) except that the Facility Agent, the Collateral Agent, the Collateral Custodian, such Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Facility Agent, the Collateral Agent, the Collateral Custodian, such Agent or such Lender, (iii) to the extent such information was available to the Facility Agent, such Agent or such Lender on a non-confidential basis prior to its disclosure to the Facility Agent, such Agent or such Lender hereunder, (iv) with the consent of the Services Provider, (v) to the extent permitted by Article XV, or (vi) to the extent the Facility Agent, such Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vi) above, the Facility Agent, such Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Services Provider of its intention to make any such disclosure prior to making any such disclosure.

Section 17.15                      Non-Confidentiality of Tax Treatment.  All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.  “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16                      Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Facility Agent or (ii) any Lender which is administered by the Facility Agent or an Affiliate of the Facility Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) becomes a Defaulting Lender; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Facility Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.4(a), (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter.  Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17                      Consent to Jurisdiction.  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18                      Option to Acquire Rating.  Each party hereto hereby acknowledges and agrees that the Facility Agent (on behalf and at the expense of the requesting Lender) may, at any time and in its sole discretion, obtain a public rating for this Facility.  The Borrower and the Services Provider hereby agree to use commercially reasonable efforts, at the request of the Facility Agent, to cooperate with the acquisition and maintenance of any such rating; provided, that neither the Borrower nor the Services Provider shall be obligated to enter into any amendment, supplement or modification to this Agreement or any other Transaction Document pursuant to this Section 17.18 unless it consents thereto in its sole discretion.

Section 17.19                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any write-down and conversion powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)                               the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XVIII

COLLATERAL CUSTODIAN

Section 18.1                             Designation of Collateral Custodian.  The role of Collateral Custodian with respect to the Collateral Obligation Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 18.1.  Cortland Capital Market Services LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

Section 18.2                             Duties of the Collateral Custodian.

(a)                                 Duties.  The Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)                    The Collateral Custodian, as the duly appointed agent of the Secured Parties, for these purposes, acknowledges that the Services Provider shall deliver, on or prior to the applicable Funding Date (but no more than three (3) Business Days after such Funding Date, except as set forth in Section 10.21), the Collateral Obligation Files delivered to it for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request.  The Collateral Custodian acknowledges that in connection with any Asset Approval Request, additional Collateral Obligation Files (specified on an accompanying Schedule of Collateral Obligations supplement) may be delivered to the Collateral Custodian from time to time, and that the Collateral Custodian will provide the Collateral Agent with all information necessary for the Collateral Agent to credit each Collateral Obligation File to the Collection Account in accordance with the terms hereof.  Promptly upon the receipt of any such delivery of Collateral Obligation Files and without any review, the Collateral Custodian shall send notice of such receipt to the Services Provider, the Facility Agent and each Agent.

(ii)                 With respect to each Collateral Obligation File which has been or will be delivered to the Collateral Custodian, the Collateral Custodian is acting exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.  In so taking and retaining custody of the Collateral Obligation Files, the Collateral Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Agent’s security interest therein under the UCC.  Except upon compliance with the provisions of Section 18.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Collateral Custodian.

(iii)              The Collateral Custodian shall maintain continuous custody of all Collateral Obligation Files in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein.  Each Collateral Obligation File which comes into the possession of the Collateral Agent (other than documents delivered electronically) shall be maintained in fire-resistant vaults or cabinets at the office of the Collateral Custodian specified in Annex A or at such other offices as shall be specified to the Facility Agent and the Services Provider in a written notice at least thirty (30) days prior to such change.  Each Collateral Obligation File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Collateral Custodian and the Facility Agent.  The Collateral Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.

(iv)             With respect to the documents comprising each Collateral Obligation File, the Collateral Custodian shall (i) act exclusively as Collateral Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Facility Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Facility Agent, the Facility Agent’s written instructions shall control.

(v)                The Collateral Custodian shall accept only written instructions of an Executive Officer, in the case of the Borrower or the Services Provider, or a Responsible Officer, in the case of the Facility Agent, concerning the use, handling and disposition of the Collateral Obligation Files.

(vi)             In the event that (i) the Borrower, the Facility Agent, any Agent, the Services Provider, the Collateral Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings.  The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof.  Upon final determination of such court, the Collateral Custodian shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Facility Agent in writing, which shall give a direction consistent with such determination.  Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(vii)          The Facility Agent may direct the Collateral Custodian in writing to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Facility Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).  In the event the Collateral Custodian requests the consent of the Facility Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Facility Agent within ten (10) Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.

(viii)       The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Facility Agent.  The Collateral Custodian shall not be deemed to have knowledge or notice of the occurrence of a Facility Termination Event, Unmatured Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default unless the Collateral Custodian has received written notice from the Facility Agent, Services Provider or  the Borrower referring to this Agreement, describing such event and stating that such notice is a “Notice of Facility Termination Event,” “Notice of Unmatured Facility Termination Event,” “Notice of Unmatured Services Provider Event of Default,” or “Notice of Services Provider Event of Default,”  as applicable.  In the absence of receipt of such notice, the Collateral Custodian may conclusively assume that there is no Facility Termination Event, Unmatured Facility Termination Event, Unmatured Services Provider Event of Default or Services Provider Event of Default, in each case unless it has actual knowledge of any such occurrence.

(b)                                 Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have or be deemed to have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower, Facility Agent or Collateral Agent hereunder or under any other Transaction Document.

Section 18.3                             Delivery of Collateral Obligation Files.  (a)  In connection with each delivery of a Collateral Obligation File to the Collateral Custodian, the Borrower shall represent, warrant and agree that the Collateral Obligation Files delivered to the Collateral Custodian shall include all of the documents listed in the related Document Checklist and all of such documents and the information contained in the Schedule of Collateral Obligations are complete in all material respects and correct pursuant to a certification in the form of Exhibit H executed by or on behalf of the Borrower.

(b)                                 Reserved.

(c)                                  With respect to any documents comprising the Collateral Obligation File that have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower or the Services Provider in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower or the Services Provider shall indicate such on a Schedule of Collateral Obligations supplement and deliver to the Collateral Custodian a true copy thereof.  The Borrower or the Services Provider shall deliver such original documents to the Collateral Custodian promptly when they are received.

Section 18.4                             Collateral Obligation File Certification.  (a)  On or prior to each Funding Date, the Services Provider shall provide a Schedule of Collateral Obligations and related Document Checklist dated as of such Funding Date to the Collateral Custodian, the Collateral Agent, the Facility Agent and each Agent (such information contained on the Schedule of Collateral Obligations shall also be delivered in Microsoft Excel format or another format reasonably acceptable to the Collateral Custodian) with respect to the Collateral Obligations to be delivered to the Collateral Agent on such Funding Date.

(b)                                 In connection with (and as a part of) each Monthly Report, with respect to the Collateral Obligation Files delivered at least three (3) Business Days’ prior to the related Reporting Date, the Collateral Custodian shall prepare a report (to be included as a part of each Monthly Report) in respect of each of the Collateral Obligations, to the effect that, as to each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Advance Request or Reinvestment Request, based on the Collateral Custodian’s examination of the Collateral Obligation File for each Collateral Obligation and the related Document Checklist, except for variances from the documents identified in the Document Checklist with respect to the related Collateral Obligation Files (“Exceptions”), (i) all documents required to be delivered in respect of such Collateral Obligations pursuant to the Document Checklist have been delivered and are in the possession of the Collateral Custodian as part of the Collateral Obligation File for such Collateral Obligation (other than those released pursuant to Section 18.5), and (ii) all such documents have been reviewed by the Collateral Custodian and appear on their face to relate to such Collateral Obligation.  The Collateral Custodian shall also maintain records of the total number of Collateral Obligation Files that do not have the documents provided on the Document Checklist and will include such total in each Monthly Report.  Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review all documents required to be delivered in respect of Collateral Obligations pursuant to a Document Checklist shall be limited to reviewing such documents based on the information provided on the Document Checklist.

(c)                                  Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral Obligation.

Section 18.5                             Release of Collateral Obligation Files.  (a)  Upon satisfaction of any of the conditions set forth in Section 12.3, the Services Provider will provide an Officer’s Certificate to such effect to the Collateral Custodian (with a copy to the Collateral Agent) and shall request in writing delivery to it of the Collateral Obligation File and a copy thereof shall be sent concurrently by the Services Provider to the Facility Agent and each Agent.  Upon receipt of such certification and request, unless it receives notice to the contrary from the Facility Agent, the Collateral Custodian shall within three Business Days (or such other time as may be agreed to by the Services Provider) release the related Collateral Obligation File to the Services Provider and the Services Provider will not be required to return the related Collateral Obligation File to the Collateral Custodian.

(b)                                 From time to time and as appropriate for the management or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Collateral Custodian shall, upon receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from an authorized representative of the Services Provider (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Services Provider with notice to the Collateral Custodian, the Facility Agent and each Agent), release the related Collateral Obligation File or the documents set forth in such Request for Release and Receipt to the Services Provider.  In the event an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Services Provider Event of Default or a Services Provider Event of Default has occurred and is continuing, the Borrower shall not permit the Services Provider to make any such request with respect to any original documents unless the Facility Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request).  The Services Provider shall return each and every original document previously requested from the Collateral Obligation File to the Collateral Custodian when the need therefor by the Services Provider no longer exists unless (x) the Collateral Obligation File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, and (y) the Services Provider has delivered to the Collateral Custodian a certificate executed by an Executive Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such document was delivered and the purpose or purposes of such delivery, in which case the Services Provider shall complete such return as soon as possible.  Upon receipt of a certificate of the Services Provider substantially in the form of Exhibit F-3, with a copy to the Facility Agent and each Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to an Optional Sale in accordance with Section 7.11, the Collateral Custodian shall within three (3) Business Days release the Request for Release and Receipt to the Services Provider, or, in connection with an Optional Sale, the requested Collateral

Obligation File, and the Services Provider will not be required to return the related Collateral Obligation File to the Collateral Custodian.

(c)                                  Notwithstanding anything to the contrary set forth herein, the Services Provider shall not, without the prior written consent of the Facility Agent, request any documents (other than copies thereof) held by the Collateral Custodian if the sum of the unpaid Principal Balances of all Collateral Obligations for which the Services Provider is then in possession of the related Collateral Obligation File or any document comprising such Collateral Obligation File (other than for Collateral Obligations then held by the Services Provider which have been sold, repurchased, paid off or liquidated in accordance with this Agreement) (including the documents to be requested) exceeds 5% of the Adjusted Aggregate Eligible Collateral Obligation Balance.  The Services Provider may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as custodian for the Secured Parties solely at the will of the Collateral Custodian and the Secured Parties for the sole purpose of facilitating the management of the Collateral Obligations and such retention and possession shall be in a custodial capacity only.  To the extent the Services Provider, as agent of the Collateral Custodian and the Borrower, holds any Collateral, the Services Provider shall do so in accordance with the Servicing Standard as such standard applies to services providers acting as custodial agent.  The Services Provider shall promptly report to the Collateral Custodian and the Facility Agent the loss by it of all or part of any Collateral Obligation File previously provided to it by the Collateral Custodian and shall promptly take appropriate action to remedy any such loss.  The Services Provider shall hold (in accordance with Section 9-313(C) of the UCC) all documents comprising the Collateral Obligation Files in its possession as agent of the Collateral Agent.  In such custodial capacity, the Services Provider shall have and perform the following powers and duties:

(i)                    hold the Collateral Obligation Files and any document comprising a Collateral Obligation File that it may from time to time receive hereunder from the Collateral Custodian for the benefit of the Collateral Custodian, on behalf of the Secured Parties, maintain accurate records pertaining to each Collateral Obligation to enable it to comply with the terms and conditions of this Agreement, and maintain a current inventory thereof;

(ii)                 implement policies and procedures consistent with the requirements of this Agreement so that the integrity and physical possession of such Collateral Obligation Files will be maintained; and

(iii)              take all other actions, in accordance with the Servicing Standard, in connection with maintaining custody of such Collateral Obligation Files on behalf of the Collateral Agent.

Acting as custodian of the Collateral Obligation Files pursuant to this Section 18.5, the Services Provider agrees that it does not and will not have or assert any beneficial ownership interest in the Collateral Obligations or the Collateral Obligation Files.

Section 18.6                             Examination of Collateral Obligation Files.  Upon reasonable prior written notice to the Collateral Custodian, the Borrower, the Services Provider and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files, documents, records and other papers in the possession of or under the control of the Collateral Custodian relating to any or all of the Collateral Obligations.  Prior to the occurrence of an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Services Provider Event of Default or a Services Provider Event of Default, upon the request of the Facility Agent and at the cost and expense of the Borrower, the Collateral Custodian shall promptly provide the Facility Agent with the Collateral Obligation Files or copies, as designated by the Facility Agent, subject to any applicable cap on costs and expenses, the Collateral Custodian shall promptly provide the Facility Agent with the Collateral Obligation Files or copies, as designated by the Facility Agent; provided, the Collateral Custodian shall not be required to provide such copies if it does not receive adequate assurance of payment.

Section 18.7                             Lost Note Affidavit.  In the event that the Collateral Custodian fails to produce any original promissory note delivered to it related to a Collateral Obligation that was in its possession pursuant to Section 10.21 within five (5) Business Days after required or requested by the Facility Agent and provided that (a) the Collateral Custodian previously certified in writing to the Facility Agent that it had received such original promissory note and (b) such original promissory note is not outstanding pursuant to a Request for Release and Receipt, then the Collateral Custodian shall with respect to any missing original promissory note, promptly deliver to the Facility Agent upon request a lost note affidavit.

Section 18.8                             Transmission of Collateral Obligation Files.  Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower or the Services Provider to the Collateral Custodian prior to any shipment of any Collateral Obligation Files hereunder.  In the event the Collateral Custodian does not receive such written instruction from the Borrower or the Services Provider, the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service.  The Services Provider shall arrange for the provision of such services at its sole cost and expense (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Services Provider deems appropriate.

Section 18.9                             Merger or Consolidation.  Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 18.10                      Collateral Custodian Compensation.  As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Services Provider, or both but without duplication, to the Collateral Custodian (including Indemnified Amounts under Article XVI) under the Transaction Documents (collectively, the “Collateral Custodian Fees and Expenses”).  The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 8.3(a) for all reasonable expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.  The Collateral Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (i) its removal or resignation as Collateral Custodian and appointment and acceptance by the successor Collateral Custodian pursuant to Section 18.11 and the Collateral Custodian has ceased to hold any Collateral Obligation Files or (ii) the termination of this Agreement.

Section 18.11                      Removal or Resignation of Collateral Custodian.  (a)  After the expiration of the 180-day period commencing on the date hereof, the Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least 30 days’ prior written notice to the Services Provider, the Borrower and the Facility Agent and each Agent; provided, that no resignation or removal of the Collateral Custodian will be permitted unless a successor Collateral Custodian has been appointed which successor Collateral Custodian, so long as no Unmatured Services Provider Event of Default, Services Provider Event of Default, Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing, is reasonably acceptable to the Services Provider.  Promptly after receipt of notice of the Collateral Custodian’s resignation, the Facility Agent shall promptly appoint a successor Collateral Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Services Provider, each Agent, the resigning Collateral Custodian and to the successor Collateral Custodian.

(b)                                 The Facility Agent upon at least 30 days’ prior written notice to the Collateral Custodian and each Agent, may remove and discharge the Collateral Custodian or any successor Collateral Custodian thereafter appointed from the performance of its duties under this Agreement with or without cause.  Promptly after giving notice of removal of the Collateral Custodian, the Facility Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Custodian; provided that, so long as no Services Provider Event of Default or Facility Termination Event has occurred and is continuing (x) any successor Collateral Custodian so appointed by the Facility Agent shall be reasonably acceptable to the Borrower and (y) the Borrower’s consent shall be required in connection with the Facility Agent’s removal of the Collateral Custodian without cause unless any litigation has commenced between the Facility Agent and the Collateral Custodian.  Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Custodian and the successor Collateral Custodian, with a copy delivered to the Borrower and the Services Provider.

(c)                                  In the event of any such resignation or removal, the Collateral Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Collateral Custodian, transfer to the successor Collateral Custodian, as directed in writing by the Facility Agent, all the Collateral Obligation Files being administered under this Agreement.  The cost of the shipment of Collateral Obligation Files arising out of the resignation of the Collateral Custodian pursuant to Section 18.11(a), or the termination for cause of the Collateral Custodian pursuant to Section 18.11(b), shall be at the expense of the Collateral Custodian.  Any cost of shipment arising out of the removal or discharge of the Collateral Custodian without cause pursuant to Section 18.11(b) shall be at the expense of the Borrower.

(d)                                 For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any Collateral Custodian Fees accrued through the effective date of its resignation or removal pursuant to and in accordance with this Section 18.11.

Section 18.12                      Limitations on Liability.  (a)  The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  The Collateral Custodian shall not be bound to make any investigation into the facts or matters stated in any such certificate, instrument, opinion, notice, letter, telegram or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof.  The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Facility Agent or (b) the verbal instructions of the Facility Agent, and no party shall have any right of action whatsoever against the Collateral Custodian as a result of the Collateral Custodian acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Facility Agent.

(b)                                 The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)                                  Neither the Collateral Custodian nor any of its directors, officers, agents, or employees shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or negligent performance or omission of its duties and in the case of the negligent performance of its duties in taking and retaining custody of the Collateral Obligation Files; provided that, the Collateral Custodian hereby agrees that any failure of the Collateral Custodian to produce an original promissory note satisfying the conditions described in clauses (a) and (b) of Section 18.7 shall constitute negligence.  The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(d)                                 The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.

(e)                                  The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.  The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(f)                                   The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.  In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

(g)                                  It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)                                 In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of a Facility Termination Event or the Facility Termination Date, request instructions from the Services Provider and may, after the occurrence of a Facility Termination Event or the Facility Termination Date, request instructions from the Facility Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Services Provider or the Facility Agent, as applicable.  The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Facility Agent.  In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                                     Beyond the safekeeping of the Collateral Obligation Files in accordance with Article XVIII, the Collateral Custodian shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  The Collateral Custodian shall not be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Custodian in good faith and with due care hereunder.

(j)                                    Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Section 11.7 and Section 11.8 shall be afforded to the Collateral Custodian.

Section 18.13                      Collateral Custodian as Agent of Collateral Agent.  The Collateral Custodian agrees that, with respect to any Collateral Obligation File at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.  If the Collateral Custodian is the same entity as the Collateral Agent, the Collateral Custodian shall be entitled to the same rights and protections afforded to the Collateral Agent hereunder.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ORCC FINANCING III LLC, as Borrower

By:
Name:
Title:

OWL ROCK CAPITAL CORPORATION, as Services Provider

By:
Name:
Title:

OWL ROCK CAPITAL CORPORATION, as Equityholder

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY,
as Collateral Agent

By:
Name:
Title:

CORTLAND CAPITAL MARKET SERVICES LLC,
as Collateral Custodian

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent

By:
Name:
Title:

By:
Name:
Title:

S-1

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Agent and as a Committed Lender

By:
Name:
Title:

By:
Name:
Title:

S-2

ANNEX A

ORCC FINANCING III LLC,
as Borrower

c/o Owl Rock Capital Partners

399 Park Avenue, Floor 38

New York, NY 10022

Attention:  Bryan Cole

Telephone:  212-419-3079

Email:  bryan@owlrock.com with copy to legal@owlrock.com

OWL ROCK CAPITAL CORPORATION

as Equityholder

c/o Owl Rock Capital Partners

399 Park Avenue, Floor 38

New York, NY 10022

Attention:  Bryan Cole

Telephone:  212-419-3079

Email:  bryan@owlrock.com with copy to legal@owlrock.com

OWL ROCK CAPITAL CORPORATION,
 as Services Provider

c/o Owl Rock Capital Partners

399 Park Avenue, Floor 38

New York, NY 10022

Attention:  Bryan Cole

Telephone:  212-419-3079

Email:  bryan@owlrock.com with copy to legal@owlrock.com

STATE STREET BANK AND TRUST COMPANY,
as Collateral Agent

1 Iron Street

Boston, MA 02210
Attention:  Scott Berry, VP, Structured Trust & Analytics
Telephone:  617-662-9840
Facsimile:  617-937-4370
Email:  scott.berry@statestreet.com

A-1

CORTLAND CAPITAL MARKET SERVICES LLC,
as Collateral Custodian

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606
Attention:  legal@cortlandglobal.com
Telephone:  312-564-5100
Facsimile:  312-376-0751
Email:  legal@cortlandglobal.com and DocCustody@cortlandglobal.com

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent

60 Wall Street
New York, New York 10005
Attention: Asset Finance Department
Facsimile No.: 212-797-5160

DEUTSCHE BANK AG, NEW YORK BRANCH,
as an Agent and as a Committed Lender

60 Wall Street
New York, New York 10005
Attention: Asset Finance Department
Facsimile No.: 212-797-5160

A-2

Annex B

Lender	Commitment
Deutsche Bank AG, New York Branch	$500,000,000

B-1